EXHIBIT 10.57

LEASE AGREEMENT

BETWEEN

LANTANA OFFICE PROPERTIES I, L.P.

AS LANDLORD,

AND

ARTHROCARE CORPORATION

AS TENANT,

COVERING APPROXIMATELY 36,421 RENTABLE SQUARE FEET

OF THE BUILDING KNOWN AS

7500 RIALTO, BUILDING II

LOCATED AT

7500 RIALTO BOULEVARD AUSTIN, TEXAS 78735

BASIC LEASE INFORMATION

Lease Date:	May 5, 2006

Tenant:	ARTHROCARE CORPORATION, a Delaware corporation

Tenant’s Address:	111 Congress Avenue, Suite 510 Austin, Texas 78701

Contact:	John Raffle

Telephone:	(512) 391-9300

Landlord:	LANTANA OFFICE PROPERTIES I, L.P., a Texas limited partnership, its successors and assigns

Landlord’s Address:	c/o Southwest Property Services, LLC 7500 Rialto Blvd., Building I, Suite 120 Austin, Texas 78735

Contact:	Tim Dalton

Telephone:	(512) 479-3434

Premises:	Suite No. 103 containing approximately 36,421 rentable square feet on the first floor of the Building. The Premises are outlined on the plan attached to the Lease as Exhibit A-1. The Premises are measured using 1996 BOMA useable standards multiplied by the Building Factor of 1.0726.

Building:	7500 Rialto Boulevard at Lantana – Building II, which contains an estimated 77,506 rentable square feet and is located on the land described on Exhibit A attached hereto (the “Land”).

Project:	7500 Rialto Boulevard at Lantana, which includes Building I and Building II, and related parking facilities and commons areas, as shown on Exhibit A-2 attached hereto.

Term:	One hundred twenty (120) months, commencing on the Commencement Date (defined below), subject to adjustment and earlier termination as provided in the Lease.

Basic Rental: (Triple Net)

Months 1 - 24: $53,113.96 based on Annual Basic Rental of $17.50 per rentable sq. ft.

Months 25 – 48: $54,631.50 based on Annual Basic Rental of $18.00 per rentable sq. ft.

Months 49 – 72: $56,149.04 based on Annual Basic Rental of $18.50 per rentable sq. ft.

Months 73 – 96: $57,666.58 based on Annual Basic Rental of $19.00 per rentable sq. ft.

Months 97 – 120: $59,184.13 based on Annual Basic Rental of $19.50 per rentable sq. ft.

The term “Month” means the first full calendar month after the Commencement Date and each calendar month thereafter throughout the Term.

Security Deposit:	$88,017.55 which may be posted in cash or by letter of credit in accordance with the terms and provisions hereof

Rent:	Basic Rental, Tenant’s Proportionate Share of Basic Costs (Basic Costs being defined on Exhibit “C”), and all other sums that Tenant may owe to Landlord under the Lease.

Permitted Use:	General office use together with (i) a related shipping and receiving center that does not exceed 700 square feet of the Premises, and (ii) an accessory medical device research laboratory that does not exceed 10% of the Premises.

Tenant’s Proportionate Share:	Forty-seven percent (47%), which is the percentage obtained by dividing (a) the 36,421 rentable square feet in the Premises by (b) the 77,506 rentable square feet in the Building.

Initial Estimated Basic Costs:

Basic Costs are initially estimated to be $9.50 per rentable square foot per annum which is equal to a Tenant’s Proportionate Share Payment in the amount of $28,833.29 per month. Estimated Basic Costs are subject to adjustment pursuant to the terms of Section 4(c) of the Lease.

.

Initial Liability Insurance Amount:	$3,000,000.00

Maximum Allowance:	$34.00 per rentable square foot which is equal to $1,238,314.00.

i

Building’s Proportionate Share:	The percentage obtained by dividing (a) the estimated 77,506 rentable square feet contained within the Building by (b) the number of completed rentable square feet contained within the Project. Once the Building is completed, it is estimated that the Building’s Proportionate Share will equal forty-seven percent (47%). Within thirty (30) days of completion of the Building, Landlord will (i) cause its architect to verify the rentable square feet of the completed Building and (ii) notify Tenant in writing of the architect’s determination of rentable square feet of the Building and the calculation of the Building’s Proportionate Share. Landlord and Tenant acknowledge that the Building’s Proportionate Share shall be adjusted as additional completed rentable square feet are added to or subtracted from the Project. In such event, Landlord will cause its architect to verify the rentable square feet added to or subtracted from the Project and Landlord will notify Tenant in writing of the architect’s determination of rentable square feet added to or subtracted from the Project and the new calculation of the Building’s Proportionate Share. The calculations of Landlord’s architect will be final and binding on the parties absent manifest error and Tenant and Landlord will enter into an amendment to this Lease to reflect Building’s Proportionate Share as shown by the architect’s calculations.

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:

LANTANA OFFICE PROPERTIES I, L.P.,
a Texas limited partnership

By:	STRS L.L.C., a Delaware limited liability
company, General Partner

	By:	STRATUS PROPERTIES INC., a
Delaware corporation, Sole Member

		By:	/s/ John E. Baker
John E. Baker, Senior Vice President

TENANT:

ARTHROCARE CORPORATION, a Delaware corporation

By:	/s/ John T. Raffle
Printed Name:	John T. Raffle
Title:	Vice President, Legal

TABLE OF CONTENTS

DEFINITIONS	1
LEASE GRANT	1
TERM	1
RENT	2
(a) Payment	2
(b) Consumer Price Index to Basic Rental	2
(c) Payment of Tenant’s Proportionate Share of Basic Costs	2
(d) Annual Cost Statement	2
(e) Adjustments	2
DELINQUENT	3
SECURITY	3
LANDLORD’S OBLIGATIONS	3
(a) Services	3
(b) Excess Utility Use	4
(c) Discontinuance	4
(d) Restoration of Services; Abatement	4
IMPROVEMENTS; REPAIRS	5
(a) Improvements; Alterations	5
(b) Repairs; Maintenance	5
(c) Performance of Work	5
(d) Mechanic’s Liens	6
USE	6
ASSIGNMENT AND SUBLETTING	6
(a) Transfers; Consent	6
(b) Cancellation	6
INSURANCE; WAIVERS; SUBROGATION; INDEMNITY	7
(a) Insurance	7
(b) Waiver of Negligence Claims; No Subrogation	7
(c) Indemnity	7
SUBORDINATION ATTORNMENT; NOTICE TO LANDLORD’S MORTGAGEE	8
(a) Subordination	8
(b) Attornment	8
(c) Notice to Landlord’s Mortgagee	8
RULES AND REGULATIONS	9
CONDEMNATION	9
(a) Taking – Landlord’s and Tenant’s Rights	9
(b) Taking – Landlord’s Rights	9
(c) Award	9
FIRE OR OTHER CASUALTY	9
(a) Repair Estimate	9
(b) Landlord’s and Tenant’s Rights	9
(c) Landlord’s Rights	9
(d) Repair Obligation	9
TAXES	9
EVENTS OF DEFAULT	9
REMEDIES	10
PAYMENT BY TENANT; NON-WAIVER	10
(a) Payment by Tenant	10
(b) No Waiver	10
SURRENDER OF PREMISES	11
HOLDING OVER	11
CERTAIN RIGHTS RESERVED BY LANDLORD	11
MISCELLANEOUS	11
(a) Landlord Transfer	11
(b) Landlord’s Liability	11
(c) Force Majeure	11
(d) Brokerage	12
(e) Estoppel Certificates and Financial Information	12
(f) Notices	12
(g) Separability	12
(h) Amendments and Binding	12
(i) Quiet Enjoyment	12
(j) Joint and Several Liability	12
(k) Captions	12
(1) No Merger	12
(m) No Offer	12
(n) Exhibits	13
(o) Entire Agreement	13
HAZARDOUS SUBSTANCES	13

LIST OF SELECTED DEFINED TERMS

Basic Costs	1
Basic Costs Payment	2
Basic Lease Information	1
Basic Rental	i
Building	i
Casualty	9
Commencement Date	1
Damage Notice	9
Early Occupancy Date	1
Effective Date	1
Environmental Law	13
Event of Default	9
Extension Option	1
First Expansion Option	5
First Expansion Space	5
First Option Offer	5
Hazardous Substances	13
Initial Liability Insurance Amount	7
Land	i
Landlord	1
Landlord’s Mortgagee	8
Lease	1
Loss	7
Mortgage	8
MSDS	13
Normal Business Hours	3
Normal Usage	3
Offer Right	1
Offer Space	1
Permitted Activities	13
Permitted Materials	13
Permitted Use	i
Premises	i
Primary Lease	8
Project	i
Refusal Right	3
Refusal Space	3
ROFO Notice	1
ROFR Notice	3
Second Expansion Option	5
Second Expansion Space	5
Second Option Offer	5
Security Deposit	i
Taking	8
Taxes	1
Tenant	1
Tenant’s Proportionate Share	i
Term	i
Transfer	6

LEASE

THIS LEASE AGREEMENT (this “Lease”) is entered into as of May 5, 2006 (“Effective Date”), between LANTANA OFFICE PROPERTIES I, L.P., a Texas limited partnership (“Landlord”), and ARTHROCARE CORPORATION, a Delaware corporation (“Tenant”).

DEFINITIONS AND BASIC PROVISIONS	1. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes.

LEASE GRANT	2. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

TERM

3. If the Commencement Date is not the first day of a calendar month, then the Term shall be extended by the time between the Commencement Date and the first day of the next month. This Lease is being executed before the Premises become available and ready for occupancy by Tenant. Landlord’s Work (as defined in Exhibit “D”) and Tenant’s Work (as defined in Exhibit “D”) will be performed in accordance with Exhibit “D”. The Early Occupancy Date (the “Early Occupancy Date”) means the date that is the later of (i) the date Landlord achieves substantial completion of Landlord’s Work in accordance with the terms and provisions of Exhibit “D” or (ii) the date which is ninety (90) days after the date of Tender of the Premises. The Commencement Date (the “Commencement Date”) means the date that is six months after the Early Occupancy Date. Tenant agrees to accept Tender of the Premises (as defined in Exhibit “D”) when Landlord tenders possession thereof to Tenant in accordance therewith. By acceptance of the Tender of the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of Tender of the Premises subject only to any remaining Landlord’s Work. At anytime after the completion of Tenant’s Work, Tenant agrees to execute and deliver to Landlord, within ten days after Landlord has requested same, a letter confirming (1) the Commencement Date, (2) that Tenant has accepted the Premises, and (3) that Landlord has performed all of the Landlord’s Work with respect to the Premises (except for punch-list items specified in such letter).

Temporary Space: At anytime between the Effective Date and the date which is ninety (90) days after the date of Tender of the Premises, upon thirty (30) days prior written request by Tenant to Landlord, Landlord will provide Tenant with approximately 3,407 rentable square feet of temporary space in Building I of the Project (the “Temporary Space”); provided, however, that if Tenant gives Landlord notice of the need for the Temporary Space after July 1, 2006 then Landlord is only required to provide 2,445 rentable square feet of Temporary Space unless Landlord has additional unoccupied and uncommitted space available as of the date of such notice. The location of the Temporary Space in Building I will be designated by Landlord in Landlord’s sole discretion. Tenant will accept the Temporary Space in its “AS IS” and “WITH ALL FAULTS” condition and WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESSED OR IMPLIED except as expressly stated in this Lease. Tenant’s occupancy of the Temporary Space will be on all of the terms and conditions of this Lease except that (i) the term of Tenant’s occupancy of the Temporary Space will expire on first to occur of the date of occupancy of the Premises by Tenant, the Commencement Date or the date Tenant notifies Landlord in writing of the date Tenant no longer requires the Temporary Space and vacates the Temporary Space on or before such date, (ii) Tenant will pay Landlord gross rent for the Temporary Space in the monthly amount of $2.00 per rentable square foot monthly in advance on the first day of each calendar month that Tenant occupies the Temporary Space except that gross rent for any partial month will be prorated and in the event the Early Occupancy Date has not occurred on or before July 15, 2006, the Tenant will pay no rent from July 16, 2006 to the Early Occupancy Date for the Temporary Space, and (iii) Tenant will not be required to pay any Operating Expenses, Taxes or Insurance costs for the Temporary Space as these amounts are included in the gross rent for the space.

Early Occupancy: Upon completion of Tenant’s Work in accordance with Exhibit “D”, Tenant may occupy the Premises prior to the Commencement Date (“Early Occupancy”). Tenant acknowledges and agrees that its Early Occupancy will be subject to and in accordance with all of the terms and provisions of this Lease except that Rent will be abated for the Early Occupancy Period until the Commencement Date.

Termination Right. Notwithstanding anything to the contrary contained herein, in the event Landlord fails to secure a shell building certificate of occupancy for Landlord’s Work (the “Certificate of Occupancy”) on or before January 15, 2007, then Tenant may, at Tenant’s option, terminate this Lease by written notice to Landlord prior to Landlord securing the Certificate of Occupancy. If the Lease is terminated by Tenant pursuant to this paragraph, then Landlord agrees to reimburse Tenant its actual out of pocket expenses that it has incurred in connection with Tenant’s Work, including architectural fees, legal fees incurred in lease negotiation, and third party planning services for occupancy of the Premises provided that Tenant provides Landlord with commercially reasonable documentation evidencing those costs.

RENT

4. (a) Payment. Tenant shall timely pay to Landlord the Basic Rental and all additional sums to be paid by Tenant to Landlord under this Lease, including Tenant’s Proportionate Share of Basic Costs, without deduction or set off, at Landlord’s Address (or such other address as Landlord may from time to time designate in writing to Tenant). Basic Rental, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rental shall be payable contemporaneously with the execution of this Lease (and will be applied to the first (1st) full calendar month of the Term); thereafter, monthly installments of Basic Rental shall be due on the first day of each succeeding calendar month during the Term. Basic Rental for any fractional month at the beginning of the Term shall be prorated based on 1/365 of the current annual Basic Rental for each day of such partial month, and shall be due on the Commencement Date.

(b) Consumer Price Index to Basic Rental (Intentionally Omitted).

(c) Payment of Tenant’s Proportionate Share of Basic Costs. Tenant shall pay Tenant’s Proportionate Share of the Basic Costs (the “Basic Costs Payment”) for each full and partial calendar year during the Term. The Initial Estimated Basic Costs is set forth above. After the Commencement Date, on or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Basic Costs Payment for such ensuing full or partial calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth (1/12th) of Landlord’s estimate of the Basic Costs Payment. If Landlord determines that its good faith estimate of the Basic Costs Payment was incorrect, Landlord may provide Tenant with a revised estimate, but no more than twice per year. After its receipt of the revised estimate, Tenant’s monthly payments of the Basic Costs Payment shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Basic Costs Payment by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Basic Rental is due, refunded directly to Tenant within thirty (30) days of determination. The obligation of Tenant to pay the Basic Costs Payment as provided herein shall survive the expiration or earlier termination of this Lease.

(d) Annual Cost Statement. By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs (the “Annual Cost Statement”) for the previous year adjusted as provided in Section 4.(e). If the Annual Cost Statement reveals that Tenant paid more for Basic Costs than Tenant’s Proportionate Share of Basic Costs in the year for which such statement was prepared, then Landlord shall credit Tenant for such excess during the following year (or pay such excess payments of Tenant to Tenant to the extent there are not sufficient future Rents available to credit); likewise, if Tenant paid less than Tenant’s Proportionate Share of Basic Costs, then Tenant shall pay Landlord such deficiency within 30 days after delivery of the Annual Cost Statement in question. The reconciliation obligations of Landlord and Tenant under this Section 4(d) will survive the expiration or earlier termination of this Lease.

(e) Adjustments. With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of ninety-five percent (95%) of the rentable area thereof, the Operating Expenses that vary due to occupancy, including but not limited to, utilities and janitorial services for such period shall, for all purposes under this Lease, be increased to the amount which would have been incurred had the Building been occupied to the extent of ninety-five percent (95%) of the rentable area thereof; provided, however, in no event shall Landlord be entitled to recover more than one hundred percent (100%) of actual Basic Costs incurred for the entire Building.

(f) Audit. Provided there is no uncured Event of Default by Tenant hereunder, Tenant shall have the right to audit, inspect, and copy the books and records of Landlord with respect to any costs or items which are passed through to Tenant for the immediately preceding calendar year only, at Tenant’s expense and in accordance with the terms hereof, upon thirty (30) days’ advance written notice by Tenant to Landlord. The audit shall be conducted during Landlord’s normal business hours at the location in Austin, Texas where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business. Tenant and its auditor shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit. The auditor’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. Such auditor cannot be compensated based on a contingent fee arrangement and must certify to that effect to Landlord. If the audit accurately reflects an overpayment by Tenant of five percent (5%) or more (taking into consideration any adjustment under Section 4(e) above), then Tenant shall be entitled to reimbursement for the reasonable costs of such audit and shall either (i) receive a refund from Landlord (taking into consideration any adjustment under Section 4(e) above) within thirty (30) days after receipt of such audit or, in the event Landlord fails to make such refund, (ii) credit such excess (taking into consideration any adjustment under Section 4(e) above) against Rent becoming due under this Lease or any other payment obligations under this Lease. If the audit reflects an underpayment by Tenant, then Tenant shall pay such deficiency to Landlord within thirty (30) days after the completion of the audit.

DELINQUENT PAYMENT; HANDLING CHARGES	5. All payments required of Tenant hereunder that is not paid within five (5) days of the date due shall bear interest from the date due until paid at a per annum interest equal to the prime rate of interest as reported by the Wall Street Journal (or similar business publication chosen by Landlord) on the date such payment was due plus five percent (5%) per annum (“Interest Charge”). Alternatively, Landlord may charge Tenant a fee equal to five percent (5%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency (“Late Charge”). If Landlord elects to charge the Late Charge for a delinquent amount and such delinquent amount remains unpaid for a period of 30 days from the date due, then it shall thereafter accrue the Interest Charge. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum lawful rate of interest.

SECURITY DEPOSIT

6. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord, in immediately available funds, or, at Tenant’s option, in the form of an irrevocable letter of credit in form and substance reasonably acceptable to Landlord (the “Letter of Credit”), the Security Deposit, which shall be held by Landlord without liability for interest and as security for the performance by Tenant of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (defined below). Landlord may, from time to time and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation which Tenant was obligated, but failed, to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Within thirty (30) days after the Term ends, provided Tenant has performed all of its obligations hereunder, Landlord shall return to Tenant the balance of the Security Deposit not applied to satisfy Tenant’s obligations. If Landlord transfers its interest in the Premises, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit. Notwithstanding anything to the contrary contained herein, so long as no Event of Default occurs at any time between the Commencement Date and the fifth anniversary of the Commencement Date, then the amount of the Security Deposit required under the Lease will be reduced to the sum of $50,000.

The Letter of Credit must be issued by a creditworthy financial institution reasonably acceptable by Landlord. Tenant will cause the Letter of Credit to be maintained in full force and effect throughout the Term unless replaced by Tenant with a cash Security Deposit. If the Letter of Credit is for a term that is less than the entire Term of the Lease and Tenant does not replace an expiring Letter of Credit at least 15 days prior to its expiration date, then Landlord, without notice to Tenant, may draw the full amount of the Letter of Credit to be held has the Security Deposit hereunder.

LANDLORD’S OBLIGATIONS	7. (a) Services. Landlord shall furnish to Tenant all such services that are customary in a similar class office building in the Austin Southwest office market including: (1) water (hot and cold) at those points of supply provided for general use of tenants of the Building; (2) heated and refrigerated air conditioning as appropriate, during normal business hours, and at such temperatures and in such amounts as are reasonably considered by Landlord to be standard; (3) five (5) days per week janitorial service to the Premises on weekdays other than holidays for Building-standard installations (Landlord reserves the right to bill Tenant separately for the actual cost of extra janitorial service required for non-standard installations plus an administrative fee of Landlord in the amount of 10% of such excess janitorial service costs) and such window washing as may from time to time in Landlord’s judgment be reasonably required; (4) an elevator for ingress and egress to the floor on which the Premises are located, in common with other tenants; (5) replacement of Building-standard light bulbs and fluorescent tubes; and (6) electrical current during normal business hours at a power capacity of 4 watts per rentable space foot for lighting and outlets (“Normal Usage”). Landlord shall maintain the roof and HVAC systems and common areas of the Building, including electrical and plumbing facilities that are located outside of the Premises, in reasonably good order and condition, except for damage occasioned by Tenant, or its employees, agents or invitees. If Tenant desires any of the services specified in this Section 7.(a) at any time other than times herein designated, such services shall be supplied to Tenant upon the written request of Tenant delivered to Landlord before 5:00 p.m. on the business day preceding such extra usage, and Tenant shall pay to Landlord the cost of such services (at the hourly rate equitably charged to other tenants in the Building) within thirty (30) days after Landlord has delivered to Tenant an invoice therefore. The current rate for after-hours HVAC is $25/Hr/ 1/2 floor zone, with a 2-hour minimum. As used herein, the term “normal business hours” shall mean from 7:00 a.m. to 7:00 p.m. Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturdays, except for legal holidays. Tenant shall have access to the Building 24 hours a day, 7 days per week. Landlord will require that its janitorial service provider provide janitorial services in accordance with the janitorial specifications set forth on Exhibit “H” attached hereto.

In the event that Tenant disputes the hourly rate being charged by Landlord for after-hours HVAC service pursuant hereto, then Tenant may, at Tenant’s option and expense, retain an engineer (licensed in the State of Texas) who is reasonably acceptable to Landlord and Tenant to study and prepare a report determining the actual cost of Landlord to provide such after hours HVAC service including the electrical costs, additional operation and maintenance costs, and excess wear and tear on Building systems to provide such service (the “Report”). Such engineer will address, and provide, the Report to Landlord and Tenant. Absent manifest error, the hourly rate determined and certified by such engineer in the Report will thereafter be used in calculating the hourly rate used for billing and paying after hours HVAC service hereunder. If the Report reflects that Landlord’s current hourly rate for HVAC service is more than 10% higher than the rate certified in the Report, then Landlord will reimburse Tenant the costs of the Report. After the receipt of any Report hereunder, Landlord may, at Landlord’s expense, cause the Report to be updated from time to time to adjust the then current hourly rate for after hours HVAC service hereunder and will provide Tenant with a copy of such updated Report.

(b) Excess Utility Use. Landlord shall use reasonable efforts to furnish electrical current for special lighting, computers and other equipment whose electrical energy consumption exceeds Normal Usage through the then-existing feeders and risers serving the Building and the Premises (not to exceed, however, 6.5 watts per rentable square foot), and Tenant shall pay to Landlord the actual cost to provide such service plus an administrative fee of Landlord equal to ten percent (10%) of the cost of such service within thirty (30) days after Landlord has delivered to Tenant an invoice therefore. Landlord may determine the amount of such additional consumption and potential consumption by causing a separate meter to be installed in the Premises. Such meter will be installed, maintained, and read by Landlord at Tenant’s expense (which amounts will be included in the invoice to Tenant). Tenant shall not install any electrical equipment requiring special wiring or requiring electrical current in excess of Normal Usage unless approved in advance by Landlord. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost, if, in Landlord’s commercially reasonable judgment taking into consideration the Building as a whole, the same are necessary and shall not cause permanent damage or injury to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment (other than general office machines, personal computers, printers and electronic data processing equipment) in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord or Tenant may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord within thirty (30) days after Landlord has delivered to Tenant an invoice therefore.

(c) Discontinuance. Landlord’s obligation to furnish services under Section 7.(a) shall be subject to the rules and regulations of the supplier of such services and governmental rules and regulations. Landlord may, upon not less than thirty (30) days’ prior written notice to Tenant, discontinue any such service to the Premises, provided Landlord first arranges for a direct connection thereof through the supplier of such service. Tenant shall, however, be responsible for contracting with the supplier of such service and for paying all deposits for, and costs relating to, such service.

(d) Restoration of Services; Abatement. Landlord shall use commercially reasonable efforts to restore any service that becomes unavailable; however, such unavailability, unless due to the gross negligence or willful misconduct of Landlord, its employees, agents, invitees or vendors, shall not (i) render Landlord liable for any damages caused thereby, (ii) be a constructive eviction of Tenant, (iii) constitute a breach of any implied warranty, or, except as provided in the next sentence, or (iv) entitle Tenant to any abatement of Tenant’s obligations hereunder. However, if Tenant is prevented from making reasonable use of the Premises for more than thirty (30) days (or five (5) consecutive days if the reason for such unavailability is within the reasonable control of Landlord) because of the unavailability of any such service, Tenant shall, as its exclusive remedy therefore, be entitled to a reasonable abatement of Rent for each consecutive day (after such 20-day or five (5) -day period, as applicable) from the time of said interruption that Tenant is so prevented from making reasonable use of the Premises.

IMPROVEMENTS; REPAIRS

8. (a) Improvements; Alterations. Improvements to the Premises shall be installed at the expense of Tenant only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. After the initial Tenant improvements are made, no alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type on or about the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All alterations, additions, or improvements (whether temporary or permanent in character, and including without limitation all air-conditioning equipment and all other equipment that is in any manner connected to the Building’s plumbing system) made in or upon the Premises, either by Landlord or Tenant, shall be Landlord’s property at the end of the Term and shall remain on the Premises without compensation to Tenant. Notwithstanding the foregoing, Tenant shall have the right to make non-structural alterations to the Premises so long as (i) they do not affect any Building systems such as mechanical, electrical or plumbing systems (ie movement of a wall likely affects HVAC systems and would require Landlord approval), (ii) they do not exceed a cost of $20,000, and (iii) Tenant gives Landlord fifteen (15) days prior written notice of Tenant’s intention of constructing such improvements including a description of the improvements to be installed. Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any improvements in the Premises shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder. Notwithstanding anything in this Lease to the contrary, Tenant shall be responsible for the cost of all work required to comply with the retrofit requirements of the Americans with Disabilities Act of 1990, and all rules, regulations, and guidelines promulgated thereunder, as the same may be amended from time to time, necessitated by any installations, additions, or alterations made in or to the Premises at the request of or by Tenant or by Tenant’s use of the Premises (other than retrofit work whose cost has been particularly identified as being payable by Landlord in an instrument signed by Landlord and Tenant), regardless of whether such cost is incurred in connection with retrofit work required in the Premises (including the Work described in Exhibit D) or in other areas of the Building. Landlord represents that, to Landlord’s knowledge, the Project complies and/or will comply with all Federal ADA and TAS standards in all material respects as well as all other current (as of the date hereof) governmental regulations, in all material respects, that apply to similar office building projects.

(b) Repairs; Maintenance. Subject to Landlord’s obligations under Section 7, Tenant shall maintain the Premises in a clean, safe, operable attractive condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord’s direction and supervision any damage to the Building caused by Tenant or Tenant’s agents, contractors, or invitees. If Tenant fails to make such repairs or replacements within thirty (30) days after the occurrence of such damage, then Landlord may make the same at Tenant’s cost; provided, however, in the event Tenant’s failure to make such repairs or replacements creates an emergency situation (where there is imminent threat to persons or property, then Landlord may immediately make repairs or replacements at Tenant’s cost (without such 30 day opportunity for Tenant to make them) to the extent necessary to alleviate such emergency. In lieu of having Tenant repair any such damage outside of the Premises, Landlord may repair such damage at Tenant’s cost. The cost of any repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within thirty (30) days after Landlord has delivered to Tenant an invoice therefore.

(c) Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In Landlord’s sole discretion, architectural services for the Premises shall be provided by the Building’s architect, Susman Tisdale Gayle. Costs and expenses related thereto shall be paid by Tenant out of the Allowance. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against risks, in such amounts, and with such companies as Landlord may reasonably require, and to procure payment and performance bonds reasonably satisfactory to Landlord covering the cost of the work. All such work shall be performed in accordance with all legal requirements and in a good and workmanlike manner so as not to damage the Premises, the primary structure or structural qualities of the Building, or plumbing, electrical lines, or other utility transmission facility. All such work which may affect the HVAC, electrical system, or plumbing must be approved by the Building’s engineer of record.

(d) Mechanic’s Liens. Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Building for any work performed, materials furnished or obligation incurred by Tenant or Tenant’s contractors, vendors or employees. If such a lien is filed, then Tenant shall, within ten days after Landlord has delivered notice of the filing to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within thirty (30) days after Landlord has delivered to Tenant an invoice therefore.

USE	9. Tenant shall occupy and use the Premises only for the Permitted Use and shall comply with all laws, ordinances, codes, orders, rules, and regulations relating to the use, condition, and occupancy of the Premises. The Premises shall not be used for any use which is disreputable or creates extraordinary fire hazards or results in an increased rate of insurance on the Building or its contents or the storage of any hazardous materials or substances, except as expressly allowed pursuant to the terms of this Lease. If, because of Tenant’s acts, the rate of insurance on the Building or its contents increases, then Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not constitute a waiver of any of Landlord’s other rights. Tenant shall conduct its business and control its agents, employees, and invitees in such a manner as not to create any nuisance or interfere with other tenants or Landlord in its management of the Building.

ASSIGNMENT AND SUBLETTING

10. (a) Transfers; Consent. Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization unless the resulting entity is also a publicly traded entity that is of equal or greater financial status as Tenant, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Sections 10.(a)(1) through 10.(a)(6) being a “Transfer”). If Tenant requests Landlord’s consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; commercially reasonable information about its business and business history; its proposed use of the Premises; credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. It is understood and agreed that it is reasonable for Landlord to withhold its consent hereunder to a proposed Transfer based upon, among other factors, the following factors: (i) the reputation and experience of the proposed transferee is in keeping with tenants in similar class buildings in the City of Austin Southwest office market, (ii) the creditworthiness of the proposed transferee, and (iii) the operations and use of the proposed transferee considering, among other things, the parking requirements of the proposed transferee and any existing exclusive use restriction. Tenant shall reimburse Landlord for its reasonable attorneys’ fees and other expenses incurred in connection with considering any request for its consent to a Transfer. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant therefore. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefore. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so.

(b) Cancellation Landlord may, within thirty (30) days after submission of Tenant’s written request for Landlord’s consent to a Transfer involving the assignment of more than 50% of Tenant’s interest in the Lease or the sublease of more then 50% of the Premises, notify Tenant that Landlord intends to cancel this Lease (or, as to a subletting or assignment, cancel as to the portion of the Premises proposed to be sublet or assigned) as of the date the proposed Transfer was to be effective. If Landlord notifies Tenant that Landlord intends to cancel this Lease (or a portion thereof), Tenant may withdraw, by written notice to Landlord, Tenant’s request that Tenant consent to such a Transfer in which event such cancellation will be void. Otherwise, if Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

(c) Additional Compensation. Tenant shall pay to Landlord, within 30 days of receipt thereof, one-half (1/2) of all compensation received by Tenant for a Transfer that exceeds the Basic Rental and Tenant’s share of Operating Expenses allocable to the portion of the Premises covered thereby after deducting the reasonable costs incurred by Tenant with regard to such Transfer, including, but not limited to, broker commissions, legal fees, lease concessions, and improvement allowances.

INSURANCE; WAIVERS; SUBROGATION; INDEMNITY

11. (a) Insurance. Tenant shall at its expense procure and maintain throughout the Term the following insurance policies: (1) comprehensive general liability insurance in amounts of not less than a combined single limit of $3,000,000.00 (the “Initial Liability Insurance Amount”), insuring Tenant, Landlord, Landlord’s agents and their respective affiliates, against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, (2) contractual liability insurance coverage to the extent commercially reasonable and available to cover Tenant’s indemnity obligations hereunder, (3) insurance covering the full value of Tenant’s property and improvements, and other property (including property of others), in the Premises including the improvements constructed as Tenant’s Work by or on behalf of Tenant, (4) workman’s compensation insurance, and (5) business interruption insurance. The Initial Liability Insurance Amount will be increased in an amount reasonably determined by Landlord which will not exceed the amount of $5,000,000.00 unless there is any change in the use of the Premises hereunder. Landlord will notify Tenant in writing thirty (30) days prior to the effective date of any increase in the Initial Liability Insurance Amount. Landlord shall maintain “All-Risk” property insurance coverage on the Project, including the Building, for its full replacement value and loss of rents coverage, together with commercial general liability insurance coverage which policies shall contain such terms, endorsements and conditions as are customarily carried by reasonably prudent owners of properties similar to the Project. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. The insurance currently carried by Landlord with regard to the existing building at the Project has a deductible of $10,000. Landlord agrees, to the extent reasonably available, all insurance required to be carried by Landlord hereunder will have a deductible amount that does not exceed a sum equal to one percent (1%) of the primary coverage amount of such insurance. Tenant shall furnish certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance. All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord.

(b) Waiver of Negligence Claims; No Subrogation. Landlord shall not be liable to Tenant or those claiming by, through, or under Tenant for any injury to or death of any person or persons or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss”) caused by casualty, theft, fire, third parties, or any other matter (including Losses arising through repair or alteration of any part of the Building, or failure to make repairs, or from any other cause), REGARDLESS OF WHETHER THE NEGLIGENCE OF ANY PARTY CAUSED SUCH LOSS IN WHOLE OR IN PART. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or, is required to be insured against under the terms hereof, REGARDLESS OF WHETHER THE NEGLIGENCE OR FAULT OF THE OTHER PARTY CAUSED SUCH LOSS; HOWEVER, LANDLORD’S WAIVER SHALL NOT INCLUDE ANY DEDUCTIBLE AMOUNTS ON INSURANCE POLICIES CARRIED BY LANDLORD. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

(c) Indemnity. Subject to Section 11.(b), Tenant shall defend, indemnify, and hold harmless Landlord and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, and expenses (including attorneys’ fees) for any Loss arising from any occurrence on the Premises or from Tenant’s failure to perform its obligations under this Lease (other than a Loss arising from the sole or gross negligence or willful misconduct of Landlord or its agents), even though caused or alleged to be caused by the joint, comparative, or concurrent negligence or fault of Landlord or its agents, and even though any such claim, cause of action, or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents. THIS INDEMNITY PROVISION IS INTENDED TO INDEMNIFY LANDLORD AND ITS AGENTS AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE OR FAULT AS PROVIDED ABOVE WHEN LANDLORD OR ITS AGENTS ARE JOINTLY, COMPARATIVELY, OR CONCURRENTLY NEGLIGENT WITH TENANT. This indemnity provision shall survive termination or expiration of this Lease, but shall only apply to a claim or loss that arises during the Term of this Lease.

SUBORDINATION ATTORNMENT; NOTICE TO LANDLORD’S MORTGAGEE

12. (a) Subordination. Subject to Tenant’s receipt of a non-disturbance agreement in form and substance reasonably acceptable to Tenant, as evidenced by Tenant’s execution thereof at or prior to the date this Lease is executed, this Lease is subordinate to any deed of trust, mortgage, or other security instrument (a “Mortgage”) or any ground lease, master lease, or primary lease (a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any Mortgage or the lessor under any Primary Lease is referred to herein as “Landlord’s Mortgagee”). The provisions of this Section 12(a) shall be self-operative, and no further instrument shall be required to effect such subordination; however, Landlord shall deliver to Tenant, and Tenant shall execute from time to time within ten (10) days after delivery to Tenant, an instrument from each Landlord’s Mortgagee evidencing the subordination of this Lease to any such Mortgage or Primary Lease which instrument shall include a non-disturbance provision in favor of Tenant and shall be on the form attached as Exhibit F hereto in all material respects (referred to herein as the “SNDA”). Tenant will execute (i) the SNDA with such reasonable changes as Landlord’s Mortgagee may require and Tenant reasonably accepts, and/or (ii) a SNDA an alternative form reasonably required by Landlord’s Mortgagee and reasonably accepted by Tenant. Tenant will diligently and in good faith negotiate any disagreement with Landlord’s Mortgagee with regard to the SNDA to be executed by Tenant and Landlord’s Mortgagee.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of the Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

RULES AND REGULATIONS	13. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit B. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are reasonable, applicable to all tenants of the Building and will not unreasonably interfere with Tenant’s use of the Premises. Tenant shall be responsible for the compliance with such rules and regulations by its employees, agents, and invitees.

CONDEMNATION

14. (a) Taking – Landlord’s and Tenant’s Rights. If any part of the Building is taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), and such Taking prevents Tenant from conducting its business in the Premises in a manner reasonably comparable that conducted immediately before such Taking, then Landlord may, at its expense, relocate Tenant to office space within the Project reasonably comparable to or better than the Premises, provided that Landlord notifies Tenant of its intention to do so and completes such relocation prior to the effective date of the Taking. Such relocation shall be for a portion of the remaining Term or the entire Term. Landlord shall complete any such relocation within one hundred eighty (180) days after Landlord has notified Tenant of its intention to relocate Tenant. If Landlord does not elect to relocate Tenant prior to such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within sixty (60) days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not relocate Tenant and Tenant does not terminate this Lease, then Rent shall be adjusted on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(b) Taking – Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay more than $250,000.00 of the proceeds received for a Taking to Landlord’s Mortgagee, then this Lease, at the option of Landlord, exercised by written notice to Tenant within thirty (30) days after such Taking, shall terminate and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease and does not elect to relocate Tenant, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rental shall adjust as provided in the last sentence of Section 14.(a).

(c) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken except for the Depreciated Amount of Tenant Improvements, and Tenant may separately pursue a claim against the condemnor for the value of Tenant’s personal property which Tenant is not entitled to remove under this Lease, the Depreciated Amount of Tenant Improvements, moving costs, loss of business, and other claims it may have. The term “Depreciated

Amount of Tenant Improvements” means the value of Tenant’s investment in fixtures installed in connection Tenant’s Work to the extent such improvements must remain with the Premises and have not been reimbursed by the Allowance after depreciation of such fixtures in accordance with generally accepted accounting principles.

FIRE OR OTHER CASUALTY

15. (a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within sixty (60) days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b) Landlord’s and Tenant’s Rights. If a material portion of the Premises or the Building is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the commencement of repair, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant effective as of the date of the damage. If Tenant does not terminate this Lease, then, subject to Landlord’s rights under Section 15.(c), Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Rent for the portion of the Premises rendered untenantable by the damage shall be adjusted on a reasonable basis from the date of damage until the completion of the repairs.

(c) Landlord’s Rights. If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay more than $250,000.00 of insurance proceeds arising out of the Casualty to Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, and Basic Rental hereunder shall be abated as of the date of the Casualty.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, commence to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same or better condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any part of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises (including the improvements constructed as part of Tenant’s Work), and Landlord’s obligation to repair or restore the Building or Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. In any event, Tenant shall be entitled to retain all of its insurance proceeds for Tenant’s trade fixtures, furniture, equipment, personal property and improvements made by Tenant, recovered by Tenant under its insurance policies.

TAXES	16. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within thirty (30) days of demand, that part of such taxes for which Tenant is primarily liable hereunder.

EVENTS OF DEFAULT

17. Each of the following occurrences shall constitute an “Event of Default”:

(a) Tenant’s failure to pay Rent, or any other sums due from Tenant to Landlord under the Lease when due, and such failure to pay is not cured within ten (10) days of the date written notice of such event is received by Tenant (provided Tenant shall not be entitled to more than two (2) such notices during any calendar year);

(b) Tenant’s failure to perform, comply with, or observe any agreement or obligation of Tenant under this Lease (other than a payment obligation) on or before the thirtieth (30th) day following written notice of such failure;

(c) the filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17.(c), any guarantor of the Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for the reorganization or modification of Tenant’s capital structure; provided that Tenant shall have sixty (60) days following the commencement of an involuntary proceeding to have such proceeding dismissed before such proceeding shall constitute an Event of Default; and

(d) the written or published admission by Tenant that it cannot meet its obligations as they become due or the making by Tenant of an assignment for the benefit of its creditors.

Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and such failure continues for a period of thirty (30) days after Tenant delivers written notice of such failure to Landlord and to the holder(s) of any indebtedness or other obligations secured by any mortgage or deed of trust affecting the Premises, the name and address of which have been provided to Tenant in writing; provided that if such failure cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default hereunder as long as Landlord or such holder(s) commences the remedying of such failure within such thirty (30) day period and diligently prosecutes the same to completion, during which time the Landlord and such holder(s) or either of them, their agents or employees, shall be entitled to enter upon the Premises and do whatever may be necessary to remedy such failure.

REMEDIES

18. Upon any Event of Default (which is not cured within an applicable grace or cure period set forth in Section 17 above), Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:

(a) Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 19.(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates”, minus (B) the then present fair rental value of the Premises for such period, similarly discounted; or

(b) Terminate Tenant’s right to possession of the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 19.(a), and (3) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Landlord shall use reasonable efforts to relet the Premises on such terms and conditions as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. So long as Landlord makes reasonable efforts to relet the Premises as contemplated above, Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 18.(b). If Landlord elects to proceed under this Section 18.(b), it may at any time elect to terminate this Lease under Section 18.(a).

Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

PAYMENT BY TENANT; NON-WAIVER

19. (a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting to be apportioned between Tenant’s remaining term and any extended term for which Tenant shall have no liability), (5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms contained herein shall waive Landlord’s or Tenant’s rights regarding any future violation of such term or violation of any other term.

SURRENDER OF PREMISES	20. No act by Landlord shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located thereon in good repair and condition, reasonable wear and tear (and condemnation and fire or other casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant shall remove such alterations, additions, improvements, trade fixtures, equipment, wiring, and furniture that is installed or placed in the Premises by Tenant as Landlord may request. Tenant shall repair all damage caused by such removal. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 20 shall survive the end of the Term.

HOLDING OVER	21. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Basic Rental equal to one hundred fifty percent (150%) of the daily Basic Rental payable during the last month of the Term.

CERTAIN RIGHTS RESERVED BY LANDLORD

22. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy or use of the Premises, Landlord shall have the following rights:

(a) to decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof; for such purposes, to enter upon the Premises, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(b) to take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants, including without limitation searching all persons entering or leaving the Building; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Saturdays, Sundays, and holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include by way of example, but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building;

(c) to change the name by which the Building is designated with not less than ninety (90) days prior notice to Tenant; and

(d) to enter the Premises at all reasonable hours and upon giving Tenant reasonable notice (except in the case of any emergency) to show the Premises to prospective purchasers, lenders, or, in the case of prospective tenants, within six (6) months of the end of the Term.

SUBSTITUTION SPACE	23. [INTENTIONALLY DELETED]
MISCELLANEOUS

24. (a) Landlord Transfer. Landlord may transfer, in whole or in part, the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any obligations hereunder that accrue after the date of such transfer.

(b) Landlord’s Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant’s actual direct, but not consequential, damages therefore and shall be recoverable only from the interest of Landlord in the Building and the Land, and Landlord shall not be personally liable for any deficiency. This section shall not be deemed to limit or deny any remedies which Tenant may have in the event of default by Landlord hereunder which do not involve the personal liability of Landlord.

(c) Force Majeure. Other than for Tenant’s monetary obligations under this Lease and obligations which can be cured by the payment of money (e.g., maintaining insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d) Brokerage. Landlord shall pay to Commercial Texas, L.L.C. (“Commercial Texas”), a real estate commission pursuant to the terms of a separate agreement between Landlord and Commercial Texas. Additionally, Landlord shall pay to CB Richard Ellis, Inc. (“CBRE”), a real estate commission pursuant to the terms of a separate agreement between Landlord and CBRE. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party other than Commercial Texas and CBRE.

(e) Estoppel Certificates and Financial Information. From time to time, Tenant shall furnish to any party designated by Landlord, within fifteen days after Landlord has made a request therefore, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Further, from time to time (but not more often than once in any given six (6) month period), within twenty (20) days after Landlord’s request therefore, Tenant shall furnish to Landlord or Landlord’s Mortgagee the most recent annual financial statements for Tenant.

(f) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered or delivered by overnight delivery service to the intended address, or (3) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter. Notice sent by certified mail, postage prepaid, shall be effective three (3) business days after being deposited in the United States Mail; all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h) Amendments and Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i) Quiet Enjoyment. Provided Tenant has performed all of the material terms and conditions of this Lease to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, subject to the terms and conditions of this Lease.

(j) Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.

(k) Captions. The captions contained in this Lease are for conveniences of reference only, and do not limit or enlarge the terms and conditions of this Lease.

(1) No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such estate.

(m) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any right under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(n) Exhibits. All addenda and exhibits hereto are incorporated herein by this reference.

Addendum I	- Right of First Offer
Addendum II	- Right of First Refusal
Addendum III	- Expansion Option
Addendum IV	- Extension Option
Exhibit A	- Land
Exhibit A-1	- Outline of Premises
Exhibit A-2	- Project
Exhibit B	- Building Rules and Regulations
Exhibit C	- Basic Costs
Exhibit D	- Leasehold Improvements Agreement
Exhibit D-1	- Base Building Improvements
Exhibit E	- Parking
Exhibit F	- SNDA
Exhibit G	- Permitted Materials
Exhibit H	- Janitorial Specifications
Exhibit I	- Approved Laboratory Equipment

(o) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.

(p) Laboratory Equipment. Landlord hereby approves the use by Tenant of the laboratory equipment described on Exhibit I attached hereto (“Laboratory Equipment”) so long as (i) no special ventilating or drainage is required for use of any of the Laboratory Equipment, (ii) the Laboratory Equipment does not generate any noise or odors that emanate from the Premises into the lobby of the Building or other tenant space in the Building and does not generate any excessive heat, (iii) use of the Laboratory Equipment does not generate any Hazardous Substances (defined below), (iv) the Laboratory Equipment will not cause any vibration on the floor, walls or ceiling of the Premises that emanates from the Premises into the lobby of the Building or other tenant space in the Building, (v) any compressor that is part of the Laboratory Equipment is in a sound suppressing enclosure, and (vi) all Laboratory Equipment will be owned, operated and maintained in compliance with all applicable laws, rules, regulations, codes, guidelines and ordinances.

HAZARDOUS SUBSTANCES	25. The term “Hazardous Substances.” as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law,” which term shall mean any Law relating to health, pollution, or protection of the environment. Tenant hereby agrees that (a) no activity will be conducted on the Premises that will produce any Hazardous Substances, except for such activities that are part of the ordinary course of Tenant’s business activities (the “Permitted Activities”) provided such Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord; (b) the Premises will not be used in any manner for the storage of any Hazardous Substances except for any temporary storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”) provided such Permitted Materials are properly stored in a manner and location satisfying all Environmental Laws and approved in advance in writing by Landlord; (c) no portion of the Premises will be used as a landfill or a dump; (d) Tenant will not install any underground tanks of any type; (e) Tenant will not cause and will not allow any of Tenant’s representatives, employees, contractors, invitees or agents to cause any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (f) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials, and if so brought or found located thereon, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws; (g) Tenant will maintain on the Premises a list of all materials stored at the Premises for which a material safety data sheet (an “MSDS”) was issued by the producers or manufacturers thereof, together with copies of the MSDS’s for such materials, and shall deliver such list and MSDS copies to Landlord upon Landlord’s request therefor; and (h) Tenant shall remove all Permitted Materials from the Premises in a manner acceptable to Landlord before Tenant’s right to possess the Premises is terminated. If at any time during or after the Term, the Premises are found to be so contaminated or subject to such conditions, Tenant shall defend, indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant, except for any conditions or contamination caused by Landlord. The foregoing indemnity shall survive termination or expiration of this Lease. Unless expressly identified on an addendum to this Lease, as of the date hereof there are no “Permitted Activities” or “Permitted Materials” for purposes of the foregoing provision and none shall exist unless and until approved in writing by the Landlord. Landlord may enter the Premises and conduct environmental inspections and tests therein as it may reasonably require from time to time, provided that Landlord shall use reasonable efforts to minimize the interference with Tenant’s business. Such inspections and tests shall be conducted at Landlord’s expense, unless they reveal the presence of Hazardous Substances (other than Permitted Materials or those placed in the Premises by Landlord) or that Tenant has not complied with the requirements set forth in this Section 25, in which case Tenant shall reimburse Landlord for the cost thereof within ten (10) days after Landlord’s request therefore.

LANDLORD’S LIEN	26. [INTENTIONALLY DELETED].

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR BY APPLICABLE LAW OR COURT ORDER, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF, OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

DATED as of the date first written above.

LANDLORD:

LANTANA OFFICE PROPERTIES I, L.P.,
a Texas limited partnership

By:	STRS L.L.C., a Delaware limited liability
company, its General Partner

	By:	STRATUS PROPERTIES INC., a
Delaware corporation, its Sole Member

		By:	/s/ John E. Baker
John E. Baker, Senior Vice President

TENANT:

ARTHROCARE CORPORATION, a Delaware corporation

By	/s/ John T. Raffle
Name:	John T. Raffle
Title:	Vice President, Legal

ADDENDUM I

RIGHT OF FIRST OFFER

Landlord intends to enter into initial leases for the second floor of the Building after completion of Landlord’s Work (the “Initial Leases”) and will be entitled to do so free from any right or option of Tenant to lease any space on the second floor of the Building. Subject to the terms and provisions of this Right of First Offer, as set forth below, as each of the Initial Leases expires or is otherwise terminated prior to expiration (referred to herein as the “Offer Space”), Landlord shall not enter into a new lease of such Offer Space (except with Tenant) unless and until Landlord has complied with the following procedures:

1. Defined Terms. For purposes of this Right of First Offer, all terms defined in the Lease will be utilized herein without further definition. Terms specifically applicable to this Right of First Offer shall have the meanings specified in this Right of First Offer and shall be delineated by initial capital letters.

2. Grant of Right of First Offer. Landlord hereby grants to Tenant a one-time right of first offer (“Offer Right”) with respect to the Offer Space during the initial Term under the Lease.

3. Conditions. Notwithstanding any other provisions herein to the contrary, Tenant’s Offer Right is subject to and/or conditioned upon the following:

(a)	the Offer Space must not have been covered by a prior ROFO Notice (defined below);

(b)	the lease term (as it may be renewed or extended from time to time) of the Initial Lease for the Offer Space has expired or has otherwise terminated prior to expiration; and

(c)	the Offer Right shall not be applicable during any time when there is an uncured event of default under the Lease.

4. Exercise of Offer. Landlord shall give written notice to Tenant that Landlord desires to lease all or part of the Offer Space (“ROFO Notice”), setting out the location and configuration of the available space, the date of availability of such space, Landlord’s determination of Market Base Rent Rate for such space and any construction allowance Landlord is willing to grant for any tenant finish out for such Offer Space. Tenant shall then have five (5) business days from receipt of the ROFO Notice from Landlord within which to elect by written notice to Landlord to include such space under this Lease upon the date such space becomes available pursuant to the terms and conditions set forth in the ROFO Notice. If Tenant elects to lease such space, Tenant’s obligation to pay rent for such space shall commence upon the date of Tenant’s possession of such space, but in no event later than ninety (90) days following the date of the execution of the ROFO expansion lease amendment, and shall continue for the then unexpired Term. Notwithstanding any provision herein to the contrary, if Tenant fails to exercise Tenant’s preferential rights under this Right of First Offer with respect to any space within the five (5) business day period applicable to Tenant’s exercise rights, then Landlord will thereafter be free to lease such space to any third party and shall not be obligated to offer such space to Tenant under this Right of First Offer prior to entering into a lease with a third party, subject, however, to Tenant’s Right of First Refusal set forth on Addendum II to the Lease.

5. Delivery of Offer Space. Any Offer Space shall be delivered to Tenant vacant and unoccupied and “as is” without benefit of improvements other than the applicable construction allowance. In the event that any improvements or restoration work is to be incorporated into the new premises, the amendment shall contain provisions reflecting the agreement of Landlord and Tenant with respect thereto. Landlord shall use reasonable diligence to deliver the subject Offer Space on the date specified in Landlord’s notice of its availability, but in no event shall any such failure impair the validity of the Lease, extend the Term (except with respect to the subject Offer Space, which shall be the term specified in Landlord’s notice irrespective of the Term as amended herein), or impair any obligations of Tenant under the Lease. If Landlord is unable to provide such ROFO space as offered and accepted by Tenant within ninety (90) days after the agreed possession date, Landlord will provide the equivalent rental abatement (Basic Rental only for an equivalent square footage of space) under Tenant’s existing lease from the expiration of said 90 day period until such time as Tenant reasonably takes possession of said space for the conduct of its business.

6. Amendment. If Tenant elects to lease any space under the terms of this Right of First Offer, then an amendment of this Lease, which includes the terms and conditions of the ROFO Notice, shall be executed by Landlord and Tenant not later than thirty (30) days after Landlord submits to Tenant such amendment for execution purposes.

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7. Assignment or Subletting Rights. The rights granted to Tenant under this Right of First Offer are personal to Tenant. Any assignment or subletting by Tenant of more than 50% of the Premises shall automatically terminate the rights of Tenant under this Right of First Offer.

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ADDENDUM II

RIGHT OF FIRST REFUSAL

This Right of First Refusal describes and specifies the right of first refusal hereby granted by Landlord to Tenant with respect to the space within the Building described below, which right of first refusal is being granted upon the following terms and conditions: Subject to the terms and provisions of this Right of First Refusal, as set forth below, as each of the Initial Leases (as defined in Addendum I to the Lease) expires or is otherwise terminated prior to expiration, Landlord shall not enter into a new lease of such space (except with Tenant) unless and until Landlord has complied with the following procedures:

1. Defined Terms. For purposes of this Right of First Refusal, all terms defined in the Lease will be utilized herein without further definition. Terms specifically applicable to this Right of First Refusal shall have the meanings specified in this Right of First Refusal and shall be delineated by initial capital letters.

2. Grant of Right of First Refusal. Landlord hereby grants to Tenant a continuing right of first refusal (“Refusal Right”) applicable to any of the space on the second floor of the Building (“Refusal Space”) only after the expiration or earlier termination of the Initial Leases applicable to the Refusal Space. Tenant has no Refusal Right with regard to Landlord entering into the Initial Leases.

3. Conditions. Notwithstanding any other provisions herein to the contrary, Tenant’s Refusal Right is subject in and/or conditioned upon the following:

(a)	the term of the applicable Initial Lease for the Refusal Space has expired or has otherwise been terminated;

(b)	the unconditioned right of Landlord to extend or renew an Initial Lease of any of the Refusal Space if such renewal or extension right is contained in the original terms of such Initial Lease; and

(c)	the Refusal Right shall not be applicable during any time when there is an uncured event of default under the Lease.

4. Exercise of Refusal Right. In the event that Landlord receives a bona fide offer from a third party (the “Prospective Tenant”) to lease all or a part of the Refusal Space which Landlord desires to accept, Landlord shall so notify Tenant in writing (“ROFR Notice”) and shall include in the ROFR Notice, as applicable, the rental rate for the subject Refusal Space, term of the proposed lease (together with any renewal rights being granted), any construction allowance for the Refusal Space, any lease concessions to be granted, and any other material terms of such offer evidenced in a signed letter of intent from the Prospective Tenant. Tenant shall have five (5) business days from the date of the ROFR Notice to notify Landlord in writing of the exercise by Tenant of Tenant’s Refusal Right with respect to the subject Refusal Space, which shall be on the same terms and with respect to the entire space specified in the ROFR Notice. In the event that Tenant fails to so notify Landlord within such five (5) business day period, Tenant shall be deemed to have waived its Refusal Right with respect to the subject Refusal Space. In the event that Tenant elects to exercise its Refusal Right, with respect to the subject Refusal Space and does in fact exercise such Refusal Right in the manner and within the time period specified herein, Landlord and Tenant shall, within thirty (30) days after Tenant delivers to Landlord notice of its election, enter into a written amendment modifying and supplementing the Lease and containing such other terms and provisions as Landlord may determines are reasonably appropriate to reflect the addition of such Refusal Space and any other terms that Landlord and Tenant may mutually agree upon. In the event that Tenant fails to enter into said amendment within such thirty (30) day period, Tenant shall be deemed to have irrevocably waived its Refusal Right with respect to the subject Refusal Space; and Landlord shall have the right to enter into a lease with the Prospective Tenant on terms set forth in the ROFR Notice in all material respects. Except as may be specifically modified in such amendment and except with respect to the rental, lease term, construction allowance, and lease concessions applicable to the subject Refusal Space, as applicable, the terms and provisions of the Lease shall apply to the Refusal Space, on the earlier of the day of possession of the subject Refusal Space by Tenant or ninety (90) days from the execution date of the Refusal Right lease expansion amendment (the “Refusal Space Commencement Date”), and the subject Refusal Space, as of Refusal Space Commencement Date, shall become and be deemed to be a part of the Premises. Effective as of Refusal Space Commencement Date, the rentable area within the subject Refusal Space shall be included within the determination of Tenant’s Proportionate Share. Notwithstanding the foregoing, should Landlord and the Prospective Tenant either (i) materially change the terms set forth in the ROFR Notice, or (ii) fail to enter into an executed lease in accordance with the terms of the ROFR Notice within one hundred eighty (180) days of Tenant’s receipt of the ROFR Notice, then Tenant’s Refusal Right as to such space shall be automatically reinstated.

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5. Delivery of Refusal Space. Any Refusal Space shall be delivered to Tenant vacant and unoccupied and “as is” without benefit of improvements unless the ROFR Notice specifies that a construction allowance is to be granted for the improvement or refurbishment of the subject Refusal Space. In the event that any improvements or restoration work is to be incorporated into the Refusal Space, the amendment shall contain provisions reflecting the agreement of Landlord and Tenant with respect thereto. Landlord shall use reasonable diligence to deliver the subject Refusal Space on the date specified in Landlord’s notice of its availability, but in no event shall any such failure impair the validity of the Lease, extend the Term (except with respect to the subject Refusal Space, which shall be the term specified in Landlord’s ROFR Notice irrespective of the Term under the Lease for the Premises), or impair any obligations of Tenant under the Lease. If Landlord is unable to provide such Refusal Space as offered and accepted by Tenant within ninety (90) days after the agreed possession date, Landlord will provide the equivalent rental abatement (Rent for an equivalent square footage of space (to the Refusal Space) in the Premises) under Tenant’s existing lease from the expiration of said ninety (90) day period until such time as Landlord is able to provide such Refusal Space to Tenant.

6. Termination of Refusal Right. The Refusal Right shall automatically terminate upon (a) the termination of the Term, whether by Landlord upon the occurrence of an Event of Default or otherwise, and (b) the failure of Tenant to exercise the Refusal Right with respect to any Refusal Space as and within the time period in Paragraph 4 above, but only with respect to the subject Refusal Space.

7. Assignment or Subletting Rights. The rights granted to Tenant under this Right of First Refusal are personal to Tenant. Any assignment or subletting by Tenant of more than 50% of the Premises shall automatically terminate the rights of Tenant under this Right of First Refusal.

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ADDENDUM III

EXPANSION OPTIONS

1. Subject to the condition that Tenant shall not, at the time of exercise of any expansion option hereunder or at the time of delivery of any expansion space hereunder, be in default of any of the terms or provisions of this Lease, Tenant shall have options to lease additional space in the Project as hereinafter set forth:

(a)	First Expansion Option. Tenant shall have the option (the “First Expansion Option”) to lease between 4,250 and 5,750 rentable square feet of the Building with a commencement date of between the 66th and 81st calendar months after the Early Occupancy Date of the Lease. Landlord will determine the number of net rentable square feet of such expansion space (provided that it consists of at least 4,250 rentable square feet and no more than 5,750 rentable square feet) and the location of such expansion space provided that it is located within the Building (the “First Expansion Space”). Landlord will give Tenant written notice between the 62nd and 77th calendar months after the Early Occupancy Date of the Lease of the option to take the First Expansion Space (the “First Option Offer”) provided that the First Option Offer will be made to Tenant at least four (4) months prior to the commencement date of the First Expansion Space. In the First Option Offer, Landlord shall either notify Tenant (i) of the size and location of the First Expansion Space together with a commencement date for the First Expansion Space (all of which must be in compliance with the parameters set forth above); or (ii) that Landlord is unable to provide Tenant with the First Expansion Space. Tenant will have a period of thirty (30) days to notify Landlord in writing that Tenant has elected to exercise the First Expansion Option based on the First Option Offer. If Tenant fails to exercise the First Expansion Option within such thirty (30) day period by written notice to Landlord or if Tenant notifies Landlord in writing that Tenant has elected not to exercise the First Expansion Option, then Tenant will be deemed to have waived its right to exercise the First Expansion Option hereunder. If Tenant timely exercises the First Expansion Option and if Landlord is able to satisfy the First Expansion Option pursuant to the First Option Offer, then the First Expansion Space, as identified in the First Option Offer, shall become part of the Premises and shall be subject to the terms of this Lease for the remainder of the Term subject to the Market Base Rental Rate and construction allowance determinations set forth in Paragraph 2 below. If Landlord notifies Tenant that Landlord is unable to satisfy the First Expansion Option in the First Option Offer, then Tenant, as its sole remedy, will have the termination option set forth in Paragraph 4 below.

(b)	Second Expansion Option. If Tenant exercises the First Expansion Option, then Tenant shall have the option (the “Second Expansion Option”) to lease approximately 8,000 rentable square feet (plus or minus 20% at Landlord’s discretion) in either the Building or Building I of the Project (as determined by Landlord) (the “Second Expansion Space”) with a commencement date that is between (i) two (2) years after the date Tenant exercises the First Expansion Option and (ii) the first day of the 105th calendar month after the Early Occupancy Date (but no later than the 105th calendar month after the Early Occupancy Date). Landlord will give Tenant written notice between the 86th and 101st months after the Early Occupancy Date of the Lease of the option to take the Second Expansion Space (the “Second Option Offer”) provided that the Second Option Offer will be made to Tenant at least four (4) months prior to the commencement date of the Second Expansion Space. In the Second Option Offer Landlord shall either notify Tenant (i) of the size and location of the Second Expansion Space together with a commencement date for the Second Expansion Space (all of which must be in compliance with the parameters set forth above); or (ii) that Landlord is unable to provide Tenant with the Second Expansion Space. Tenant will have a period of thirty (30) days to notify Landlord in writing that Tenant has elected to exercise the Second Expansion Option based on the Second Option Offer. If Tenant fails to exercise the Second Expansion Option within such thirty (30) day period by written notice to Landlord or if Tenant notifies Landlord in writing that Tenant has elected not to exercise the Second Expansion Option, then Tenant will be deemed to have waived its right to exercise the Second Expansion Option hereunder. If Tenant timely exercises the Second Expansion Option and if Landlord is able to satisfy the Second Expansion Option pursuant to the Second Option Offer, then the Second Expansion Space shall become part of the Premises and shall be subject

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to the terms of this Lease for the remainder of the Term subject to the Market Base Rental Rate and construction allowance determinations set forth in Paragraph 2 below. If Landlord notifies Tenant that Landlord is unable to satisfy the Second Expansion Option in the Second Option Offer, then Tenant, as its sole remedy, will have the termination option set forth in Paragraph 4 below.

2. The Basic Rental rate for the First Expansion Space and Second Expansion Space, as applicable, will each be at the then Market Base Rent Rate (as defined in Addendum IV). In each of the First Option Offer and the Second Option Offer, Landlord will notify Tenant of Landlord’s determination of the Market Base Rent Rate for such expansion space. If Tenant disagrees with Landlord’s determination of Market Base Rent Rate for either of the First Expansion Space or the Second Expansion Space, as applicable, within thirty (30) days of the date of the First Option Offer or the Second Option Offer, as applicable, Tenant must notify Landlord in writing that it desires to have the Market Base Rent Rate determined in accordance with the arbitration procedure set forth in Section 4 of Addendum IV of the Lease; otherwise, the Market Base Rent Rate will be the Market Base Rent Rate specified in the applicable First Option Offer or Second Option Offer. If for any reason, the Market Base Rent Rate hereunder is not determined prior to the date of Tenant’s obligation to start paying rent on the First Expansion Space or the Second Expansion Space, then Tenant will commence paying rent at the then existing monthly per rentable square foot rate of Basic Rental that Tenant is paying for the Premises, and, within 30 days of final determination of the Market Base Rent Rate hereunder, Landlord and Tenant will reconcile the Market Base Rate with the amount of actual Basic Rental paid during the period when Basic Rental for such space should have been paid at the Market Base Rent Rate.

Landlord agrees to provide Tenant a construction allowance (“Expansion Space Allowance”) for each of the First Expansion Space and the Second Expansion Space, as such options are exercised by Tenant. Any tenant finish out work performed by Tenant in either of the First Expansion Space or the Second Expansion Space will be performed pursuant to a leasehold improvements agreement substantially in the form of the leasehold improvements agreement attached hereto as Exhibit “D”, which will provide Tenant with a period of ninety (90) days to perform such tenant finishout work from the date of the execution of the Expansion Option (though the commencement date will remain as set forth in the First Option Offer or the Second Option Offer, as applicable). The Expansion Space Allowance will be based upon the number of months remaining in the Term as of the commencement date for such expansion space multiplied by (i) $0.125 per month per rentable square foot for space that has been previously finished out, and (ii) $0.283 per month per rentable square foot for unfinished shell space.

(For example: If the First Expansion Space has a commencement date of 70 months after the Commencement Date of the Lease, 50 months will remain on the original 120 month Term of the Lease. Supposing 2,000 rentable square feet have already been finished out and 3,000 rentable square feet are shell space, the Expansion Space Allowance for the Second Expansion Space will be determined as follows:

(a) 50 months x 2,000 sq. feet x 0.125 discount = $12,500.00 Expansion Space Allowance for finished space PLUS

(b) 50 months x 3,000 sq. feet x 0.283 discount = $42,450.00 Expansion Space Allowance for shell space

Total Construction Allowance of $54,950.00

Tenant agrees to accept the First Expansion Space and the Second Expansion Space, as applicable in its “AS IS,” “WHERE IS,” and “WITH ALL FAULTS” subject to that applicable Expansion Space Allowance.

3. Tenant’s Proportionate Share will be increased simultaneously with the commencement date for each expansion of the Premises in accordance with the terms of this Expansion Option. Tenant will pay additional Basic Rental and Tenant’s Proportionate Share of Basic Costs with respect to any expansion space added to the Premises in the same manner as is set forth in the Lease with respect to the initial Premises. Within ten (10) days Tenant’s exercises the First Expansion Option or the Second Expansion Option, as applicable, the Lease will be amended by Landlord and Tenant to incorporate such expansion space in accordance with the terms and provisions of this Addendum III. Unless the Market Base Rent Rate is agreed upon by Landlord and Tenant and incorporated into the amendment that adds expansion space to the Lease, within ten (10) days after the determination of the Market Base Rent Rate for the First Expansion Space and/or the Second Expansion Space, as applicable, the Lease will be further amended by Landlord and Tenant to incorporate the Market Base Rent Rate applicable to such expansion space.

4. In the event Landlord notifies Tenant in the First Option Offer or the Second Option Offer that Landlord is unable to accommodate the First Expansion Option or the Second Expansion Option, as applicable, then Tenant may by written notice to Landlord terminate the Lease (the “Termination Notice”) provided that Tenant is not in default of the Lease either as of the date of the Termination Notice or on the effective date of termination and Tenant pays Landlord the Termination Fee (defined below) as of the

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date of such termination. With regard to the First Expansion Option, Tenant must send the Termination Notice on or before the first day of the 82nd calendar month after the Early Occupancy Date in which event termination of the Lease will be effective the first day of the 91st month after the Early Occupancy Date (“First Termination Date”). With regard to the Second Expansion Option, Tenant must send the Termination Notice on or before the first day of the 106th month after the Early Occupancy Date in which event termination of the Lease will be effective the first day of the 112th month after the Early Occupancy Date (“Second Termination Date”). Contemporaneously with the First Termination Date or the Second Termination Date, as applicable, Tenant must cure any default of Tenant under the Lease, In addition, contemporaneously with the Termination Notice, Tenant must pay Landlord the Termination Fee. The “Termination Fee” will be calculated as follows:

Landlord will calculate the monthly amount that would be necessary to fully amortize the costs of the Allowance (and any Expansion Space Allowance) previously paid by Landlord and all broker’s commissions incurred by Landlord, for the Landlord’s agent only, in connection with this Lease and any amendment of this Lease (the “Lease Expenses”) over the original Term in monthly payments at 10% annual interest (the principal portion of such amortization, is referred to as the “Monthly Credit Amount”). The Termination Fee will be equal to (a) the Lease Expenses minus (b) the Monthly Credit Amount paid by Tenant as of the First Termination Date or the Second Termination Date, as applicable.

In the event Tenant fails to timely send a Termination Notice, cure any default on the First Termination Date or the Second Termination Date, as applicable, or timely pay the applicable Termination Fee, then Tenant’s right to such termination, and the applicable Termination Notice, will be null and void and the Lease will otherwise remain in full force and effect.

5. Tenant shall commence paying Rent for expansion space on later of (i) ninety (90) days after the date of delivery of such expansion space by Landlord to Tenant or (ii) the commencement date specified in the First Option Offer or the Second Option Offer as applicable.

6. Landlord will not be liable for the failure to give possession of any space covered by this Expansion Option to Tenant by reason of the unauthorized holding over or retention of possession of any other tenant, tenants or occupants thereof, nor shall such failure impair the validity of this Lease, nor extend the Term; provided, however, that in the case of the First Expansion Space and Second Expansion Space, should Landlord fail to give possession of such space covered by these Expansion Options within thirty (30) days of the agreed possession date, Tenant may, as its sole and exclusive remedy, exercise its cancellation right specified in Section 4 above at any time prior to delivery of possession of such space and terminate the Lease as of a date six (6) months hence upon payment of the Termination Fee.

7. The rights granted to Tenant under this Expansion Option are personal to Tenant. Any assignment or subletting by Tenant of more than 50% of the Premises shall automatically terminate the rights of Tenant under this Expansion Option.

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ADDENDUM IV

EXTENSION OPTION

Provided no Event of Default exists and Tenant is occupying not less than fifty percent (50%) of the Premises at the time of such election, Tenant may renew this Lease for one (1) additional period of five (5) years on the same terms provided in this Lease (except as set forth below), by delivering written notice of the exercise thereof to Landlord not later than nine (9) months before the expiration of the Term (“Extension Option”). On or before the commencement date of the extended Term in question, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

1.	The Basic Rental payable for each month during each such extended Term shall be the prevailing market rental rate in the Building at the commencement of such extended Term, for space of equivalent quality, size, utility and location, with the condition of the Premises, length of the extended Term and the credit standing of Tenant to be taken into account;

2.	Tenant shall have no further renewal options unless expressly granted by Landlord in writing; and

3.	Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

4.	If Tenant exercises an Extension Option hereunder, Landlord shall, within thirty (30) days thereafter, deliver to Tenant written notice of Landlord’s determination of the Market Base Rent Rate as of the applicable rental adjustment date (the “Rent Adjustment Notice”). Within thirty (30) days after Landlord’s delivery to Tenant of the Rent Adjustment Notice, Tenant will either: (i) notify Landlord in writing that it accepts Landlord’s determination of the Market Base Rent Rate; or (ii) request arbitration of such determination in accordance with the following appraisal procedure which shall be binding upon both parties. If Tenant fails to deliver to Landlord written notice within such thirty day period, then Tenant will be deemed to have elected to have accepted Landlord’s determination of the Market Base Rent Rate. If Tenant does request arbitration of the determination of the Market Base Rent Rate, then the date of Tenant’s notice to Landlord requesting such arbitration shall be referred to herein as the “Arbitration Commencement Date”. The procedures for arbitration hereunder are as follows:

(a)	Tenant shall deliver to Landlord, within fifteen (15) days after the Arbitration Commencement Date, a written notice (the “Objection Notice”) which (i) states Tenant’s objection to Landlord’s determination of the Market Base Rent Rate, and (ii) appoints one Qualified Appraiser (as hereinafter defined) to serve in the appraisal procedure hereunder. If Tenant fails to deliver the Objection Notice to Landlord within such fifteen (15) day period, then Landlord’s prior determination of the Market Base Rent Rate shall be final and binding for the purpose of establishing the Market Base Rent Rate hereunder.

(b)	If Tenant timely delivers the Objection Notice, Landlord shall thereafter appoint a second Qualified Appraiser by delivering written notice of such appointment to Tenant within fifteen (15) days after the Arbitration Commencement Date.

(c)	Thereafter, the two Qualified Appraisers shall appoint a third Qualified Appraiser (the “Third Qualified Appraiser”) by mutual agreement within thirty (30) days after the Arbitration Commencement Date.

(d)	Within thirty (30) days after the Arbitration Commencement Date, the Qualified Appraiser appointed by Tenant and the Qualified Appraiser appointed by Landlord will each submit their respective determinations of Market Base Rent Rate to the Third Qualified Appraiser. The Third Qualified Appraiser will then be required to approve either the Market Base Rent Rate determination of the Qualified Appraiser appointed by Tenant or the Qualified Appraiser appointed by Landlord that the Third Qualified Appraiser determines is closest to its determination of the Market Base Rent Rate. The determination selected by the Third Qualified Appraiser shall be final and binding for the purpose of establishing the Market Base Rent Rate hereunder.

(e)	For purposes hereof, “Qualified Appraiser(s)” shall mean and refer to appraiser(s) who: (i) regularly appraise office buildings in Travis County, Texas; (ii) are disinterested; and (iii) have at least ten (10) years experience appraising commercial office buildings in the Suburban Office market of Austin, Texas. The cost of all appraisals hereunder shall be borne equally by Landlord and Tenant.

(f)	If, for any reason, the Market Base Rent Rate hereunder is not determined prior to any applicable rental adjustment date hereunder, then Tenant shall continue to pay rent at the then existing rate, and, within 30 days of final determination of the Market Base Rent Rate hereunder, Landlord and Tenant will reconcile the Market Base Rent Rate with the amount of actual Basic Rental paid during the period when Basic Rental should have been paid at the Market Base Rent Rate.

Tenant’s rights under this Exhibit shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant assigns more than 50% of its interest in this Lease or sublets more than 50% of the Premises, or (c) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.

EXHIBIT A

LAND

Lot 2, Block P of Lantana, Phase 1, Section 2 Subdivision recorded in Document No. 200000150 of the Official Public Records of Travis County, Texas.

EXHIBIT A-1

OUTLINE OF PREMISES

EXHIBIT A-2

PROJECT

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking facilities associated therewith, the Land and the appurtenances thereto:

1.	Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2.	Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3.	No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4.	Landlord shall provide and maintain an alphabetical directory for all tenants in the main lobby of the Building.

5.	Landlord shall provide all door locks in each tenant’s leased premises, at Tenant’s cost, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Additional door locks shall be at Tenant’s expense. Landlord shall furnish to each tenant the number of keys required to such Tenant’s leased premises, at such Tenant’s cost, and no tenant shall make a duplicate thereof. The foregoing notwithstanding, Landlord will pay for the door locks to be initially installed on two exterior doors to Tenant’s Premises.

6.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

7.	Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

8.	Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

9.	Tenant shall cooperate with Landlord’s employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.

10.	To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.

11.	Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

12.	No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance.

13.	Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

14.	No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord, which consent shall not be unreasonably withheld, conditions or delayed.

15.	All mail chutes located in the Building shall be available for use by Landlord and all tenants of the Building according to the rules of the United States Postal Service.

EXHIBIT C

BASIC COSTS

The term “Basic Costs” shall mean all expenses and disbursements of every kind which are customary for similar class buildings in the southwest office market for the City of Austin (subject to the limitations set forth below) and which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Building (including the associated parking facilities), determined in accordance with generally accepted federal income tax basis accounting principles consistently applied, specifically including but not limited to the following:

1.	Wages and salaries (including management fees, which management fees will in no event exceed three percent (3%) of gross rents) of all employees engaged in the operation, repair, replacement, maintenance, and security of the Building, including taxes, insurance and benefits relating thereto;

2.	All supplies and materials used in the operation, maintenance, repair, replacement, and security of the Building;

3.	Annual cost of all capital improvements made to the Building which although capital in nature can reasonably be expected to reduce the normal operating costs of the Building, as well as all capital improvements made in order to comply with any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

4.	Cost of all utilities, equally and equitably apportioned, other than the cost of utilities actually reimbursed to Landlord by the Building’s tenants (including Tenant under Section 7.(b) of this Lease);

5.	Cost of any insurance or insurance related expense applicable to the Building and Landlord’s personal property used in connection therewith, less any deductible;

6.	Cost of repairs, replacements, and general maintenance of the Building; and

7.	Cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Building (including, without limitation, alarm service, window cleaning, and elevator maintenance).

The term “Basic Cost” shall also mean the Building’s Proportionate Share of Taxes (described below) and all expenses and disbursements of every kind which are customary for similar class buildings in the southwest office market for the City of Austin (subject to the limitations set forth below) and which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation and maintenance of the common areas of the Project (including the associated parking facilities, driveways and landscaped areas), determined in accordance with generally accepted accounting principles consistently applied, specifically including but not limited to the following:

(1)	Annual cost of all capital improvements made to the common areas which although capital in nature can reasonably be expected to reduce the normal operating costs of the Project, as well as all capital improvements made in order to comply with any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

(2)	Cost of all utilities, equally and equitably apportioned, for the common areas of the Project (including, without limitation, landscape irrigation and parking lot lighting), other than the costs of utilities actually reimbursed to Landlord by the tenants of the Project;

(3)	Cost of any insurance or insurance related expense applicable less any deductibles to the common areas of the Project and Landlord’s personal property used in connection therewith;

(4)	Cost of repairs, replacements and general maintenance of the common areas of the Project; and

(5)	Cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair and replacement of the common area improvements.

As used herein the term “Taxes” shall mean all taxes and assessments (including assessments of any commercial owners’ association or similar assessments) and governmental charges whether federal, state, county or municipal and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Project (or its revenues or operation), including the buildings and the grounds, parking areas, driveways and alleys around the buildings, excluding, however, federal and state taxes on income (except for any state tax on income or rents to the extent such tax alleviates or specifically replaces a portion of the ad valorem taxes that would otherwise be applicable to the

Project, including, without limitation, any new tax imposed on Landlord or the Project under Chapter 171 of the Tax Code of the State of Texas currently being promulgated). If the present method of taxation changes so that in lieu of the whole or any part of any Taxes levied on the Project, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based directly upon such rents, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for the purposes hereof.

There are specifically excluded from the definition of the term “Basic Costs” costs for capital improvements made to the Building, other than capital improvements described in subparagraphs 3 and (1) above of this Exhibit and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like; for repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant; for interest, amortization or other payments on loans to Landlord; for depreciation of the Building; for leasing commissions; for legal expenses, other than those incurred for the general benefit of the Building’s tenants (e.g., tax disputes); for renovating or otherwise improving space for occupants of the Building or vacant space in the Building; for overtime or other expenses of Landlord in curing defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense; and for federal and state income taxes imposed on or measured by the income of Landlord from the operation of the Building. Furthermore, Basic Costs shall not include:

(1)	leasing commissions, attorneys’ fees, costs, disbursements and other expenses incurred in connection with leasing, renovating or improving space occupied by tenants or prospective tenants of the Building;

(2)	costs incurred by Landlord in the discharge of its obligations under the Landlord Improvements Agreement;

(3)	costs (including permit, license and inspection fee) incurred in renovating or otherwise improving or decorating, painting or redecorating space occupied by tenants or vacant space intended for lease;

(4)	Landlord’s cost of any services sold to tenants for which Landlord is reimbursed by such tenants as an additional charge or rental over and above the Basic Rental and Basic Costs payable under the lease with such tenant or other occupant;

(5)	any depreciation and amortization on the Building except as expressly permitted herein;

(6)	Legal fees, fines, penalties, and similar costs incurred due to violation by Landlord of any of the terms and conditions of this Lease or any other lease relating to the Building;

(7)	interest on debt or principal/amortization payments on any mortgages or deeds of trust or rental payments on any ground lease of the Project, or any other debt for borrowed money;

(8)	all items and services for which Tenant reimburses Landlord outside of Basic Costs by insurance proceeds or otherwise or which Landlord provides exclusively to one or more tenants or occupants of the Building (other than Tenant) without reimbursement;

(9)	cost of tenant concessions incurred by Landlord in securing new tenants of the Building or retaining existing tenants including advertising and promotional expenditures;

(10)	costs of repairs or replacements incurred by reason of fire, windstorm, other insured casualty or condemnation (except to the extent of any deductible or not covered by insurance or condemnation proceeds);

(11)	repairs resulting from any defect in the original design or construction of the Building or the Building equipment, which become apparent during the first year after Substantial Completion of the Building;

(12)	the cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facilities, luncheon club, athletic or recreational club, except to the extent provided to all tenants at no charge and for which rent is not collected from any occupant thereof;

(13)	general corporate overhead and administrative expenses of Landlord (including salaries, fringe benefits and other compensation paid to partners, officers and executive of Landlord) not incurred in the operation of the Building, unless otherwise provided herein, except for allocated overhead costs to cover accounting, audit, management and related costs (including rental for any on-site or off-site management office) all of which shall be included in Basic Costs (other than costs incurred by Landlord to audit any tenant in the Building or audit costs incurred by Landlord from being audited by a tenant of the Building, which audit costs shall be excluded from Basic Costs);

(14)	the cost of after-hours HVAC provided to space in the Building that is paid for separately by a tenant;

(15)	the cost of any work or service performed for any facility other than the Project except to the extent of any commercial owners association assessments for off-site facilities that serve the Project or for landscape services for rights of way near the Project;

(16)	the cost of capital improvements except as otherwise provided herein;

(17)	insurance premiums to the extent Landlord is specifically reimbursed therefore by another tenant other than as part of Basic Costs;

(18)	rental under any ground lease or other underlying lease except as provided herein;

(19)	any costs included in Basic Costs representing an amount paid to any person or entity related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship;

(20)	rentals and other related expenses incurred in leasing air conditioning systems, elevators or other Building equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services, the cost of which equipment would not constitute an expense under generally accepted accounting principles consistently applied if the equipment were purchased;

(21)	any expense for repairs or maintenance to the extent such costs are recovered under warranties or service contracts;

(22)	franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;

(23)	legal and auditing fees which are strictly for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with (i) the preparation of reports required by the Lease, (ii) collecting delinquent rents under this Lease, or (iii) for protesting the property tax valuation for the Project;

(24)	the wages of any employee to the extent the employee is providing services that are not reasonably related to the management, maintenance, operation and repair of the Project;

(25)	charitable contributions;

(26)	costs of removal, abatement or treatment of any Hazardous Substances in or under the Building or land associated therewith (other than in the normal course of business of operating, maintaining and repairing the Project and equipment therein) but only to the extent such costs of are incurred as a result of any gross negligence or willful misconduct of Landlord or its agents, employees or contractors;

(27)	electrical power costs above normal consumption for which any tenant is separately metered or directly contracts with the local public service company;

(28)	overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services or materials in the Building to the extent the same unreasonably exceeds the market costs of such services or materials of similar quality rendered by comparable unaffiliated third parties on a competitive basis;

(29)	costs of purchasing paintings, sculptures or other art work for display in the Building;

(30)	costs incurred primarily in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of Landlord, the Building or the land associated therewith;

(31)	moving expense costs of tenants of the Building;

(32)	late charges, fines, penalties and interest incurred by Landlord for its failure to pay timely mortgage installment, Basic Costs or Taxes;

(33)	rent for any on-site or off-site management office and salaries or other compensation paid by Landlord to persons who are engaged directly in the management, repair, maintenance or operation of the Building shall be included as Basic Costs, but not any office furniture, equipment or any other articles or fixtures to the extent utilized by Landlord in its business generally, provided that such management office rent and salary or other compensation shall be allocated equitably to the Building based upon the square footage of the Building and the total square footage of all other buildings to which such persons provide management, repair, maintenance or operational services; and

(34)	bad debt loss, rent loss, or reserves for either of these, and any other reserves for repairs, maintenance or replacements unless pursuant to generally accepted accounting principles or good and customary commercial property practices.

EXHIBIT “D”

LEASEHOLD IMPROVEMENTS AGREEMENT

This Leasehold Improvements Agreement is attached to and forms a part of that certain Lease Agreement (“Lease”) dated May 5, 2006, between Lantana Office Properties I, L.P., as “Landlord” and Arthrocare Corporation, as “Tenant”. All terms used herein shall have the same meanings as are given to such terms in the Lease, unless the context herein clearly requires otherwise.

Section 1.01

A. CONDITIONS PRECEDENT. Landlord hereby consents to Tenant’s construction of improvements at the Premises upon the following four (4) conditions precedent: (i) that Landlord and Tenant shall have mutually agreed in writing upon plans and specifications for such construction utilizing the procedure hereinafter set forth; (ii) that Landlord and Tenant shall have mutually agreed in writing upon one or more general contractors to be utilized by Tenant in constructing such improvements; the parties having agreed to DPR, Spaw Maxwell and Trimbuilt as each being acceptable as of this date; (iii) that Tenant has tendered to Landlord true copies of all building permits necessary for the work of Tenant and its contractors to be performed under the Lease, together with all certificates of all insurance required to be obtained by Tenant pursuant to the Lease; and (iv) that the Lease has not been terminated for any reason permitted under the Lease.

B. APPROVAL OF PLANS AND SPECIFICATIONS AND CONTRACTOR. If Landlord and Tenant have not prior to (or contemporaneous with) the execution of the Lease by Landlord and Tenant agreed in writing upon plans and specifications or have not agreed in writing upon one or more general contractors to be utilized by Tenant in constructing such improvements, then within 90 days after the date of the Lease, Tenant shall cause complete plans and specifications to be prepared by Susman Tisdale and Gayle Architects (or other architectural firm reasonably approved in advance by Landlord) and submitted to Landlord for examination along with a list of general contractors, any of which Tenant would be willing to enter into a contract with for the construction of such improvements, provided that the bid of such contractor or price negotiated with such contractor is satisfactory to Tenant. Such plans and specifications shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, Tenant’s signage for the Premises (including color, type, material and location), and drawings for any modifications to the mechanical and plumbing systems of the Building. Such plans and specifications must be in accordance with all applicable government laws, codes, rules, and regulations. Further, if any of Tenant’s proposed construction work will affect the Building’s HVAC, electrical, mechanical, or plumbing systems, then the working drawings pertaining thereto shall be prepared by the Building’s engineer of record, or MEJ and Associates, whom Tenant shall at its cost engage for such purpose. Landlord shall examine the aforesaid plans and specifications and list of contractors submitted by Tenant and notify Tenant as to any changes desired by Landlord in such plans and specifications and as to whether Landlord approves or disapproves of each contractor named on such list of contractors. Tenant shall have no obligation to modify the plans and specifications in the manner indicated by Landlord, but Tenant shall have no right to construct improvements unless Landlord and Tenant shall have mutually agreed in writing upon the plans and specifications therefore (as evidenced by Landlord’s and Tenant’s signing and dating such plans and specifications) and unless Landlord and Tenant further shall have mutually agreed in writing upon the contractor to be utilized by Tenant. The plans and specifications approved by Landlord in accordance with the terms and provisions hereof are referred to herein as the “Approved Plans”, and the work to be performed in accordance with the Approved Plans is referred to herein as “Tenant’s Work”. The contractor approved by Landlord is referred to as the “Approved Contractor.” Notwithstanding the foregoing, Landlord shall not unreasonably withhold, condition or delay changes or comments to Tenant’s proposed plans and specifications.

C. BUILDING PERMIT AND OTHER REQUIRED PERMITS. Tenant will fulfill the requirements of item (iii) of subparagraph A of this Section 1.01 within sixty (60) days of the date of the latter of (i) Tender of the Premises (defined below) or (ii) Landlord’s approval of Tenant’s plans and specifications and provide Landlord with copies of such permits.

D. LANDLORD’S WORK. Landlord, at its sole cost and expense, shall construct (i) the Building of the Project in which the Premises will be located as generally described on Exhibit “D-1” attached hereto (sometimes referred to as the “Base Building Improvements”), and (ii) V A V tenant boxes installed and operational on each floor with perimeter fan-powered boxes installed and operational along with perimeter slot diffusers and related ductwork. The foregoing work to be constructed by Landlord is collectively referred to as “Landlord’s Work.” Landlord’s Work shall be completed by Landlord in a good and workmanlike manner and in accordance with all applicable laws and regulations (including all handicap accessibility laws) in all material respects. It is estimated that Landlord will achieve substantial completion of Landlord’s Work on or before July 16, 2006 subject to extension for, among other things, items of force mejeure (the “Estimated Completion Date”). To the extent that the design in such construction of the Landlord’s Work must be changed or added to in order to accommodate the special needs of Tenant in the Premises, such changes or additions will be considered part of the Tenant’s Work and any increased cost shall be paid for by Tenant in accordance with this Leasehold Improvements Agreement. The Landlord’s Work will not include any of the Tenant’s Work (as defined herein) and, without limiting the generality of the foregoing, the Landlord’s Work will exclude the following: (a) Tenant’s ceiling and lighting; (b) floor finish in the Premises; (c) interior finishes of any kind in the Premises; (d) interior partitions, doors, and hardware within the Premises; (e) Tenant’s furnishing, fixtures and equipment; (f) plumbing fixtures within the Premises; (g) distribution of plumbing and electrical services; and (h) any and all signs for the Tenant and the power therefore; (i) electrical panel distribution wiring and fixtures throughout the Premises. Except for Landlord’s agreement to provide the Landlord’s Work, and copies of the shell building drawings and any changes thereto during construction that may affect Tenant’s plans and specifications, Landlord has made no warranties or representations as to the condition of the Premises of any kind or nature, express, implied, or otherwise of any covenants of any kind or nature in connection with the condition of the Premises, and Landlord has made no commitments to remodel, repair, re-decorate, or improve the Premises. Tenant acknowledges and agrees that Tenant has taken the Premised, including, but not limited to, all mechanical and electrical improvements therein or thereto in an “AS IS” condition and will be responsible for all finish-out work which may be necessary in connection with such Premises, other than the Landlord’s Work. Landlord will notify Tenant from time to time of any extensions to the Estimated Completion Date but will diligently pursue completion of Landlord’s Work. Landlord will tender possession of the Premises to Tenant and Tenant will accept tender of possession of the Premises when Landlord’s contractor for Landlord’s Work has secured an “above the ceiling inspection” on the first floor of the Building by the City of Austin that such inspectors determines to be acceptable and Landlord gives Tenant notice of such satisfactory inspection (“Tender of the Premises”). The “above ceiling inspection” is the standard City of Austin inspection consisting generally of electrical, plumbing and mechanical above ceiling rough in inspection and above ceiling Fire Department visual and flow inspection of the sprinkler system. Landlord anticipates that Tender of the Premises will occur by approximately June 1, 2006 by written notice from Landlord to Tenant which will allow for Tenant to cause the commencement of construction of the Tenant’s Work. If the “above ceiling inspection” reveals certain remaining items to be completed or corrected that are within the scope of that inspection, Landlord and Tenant may nevertheless, by mutual agreement, agree to Tender of the Premises prior to the final “above the ceiling inspection.” Landlord will be deemed to have achieved substantial completion of Landlord’s Work upon the latter of (i) the issuance of a certificate of substantial completion of Landlord’s Work by Landlord’s architect, and (ii) the issuance of a temporary certificate of occupancy for the shell building by the City of Austin (sometimes referred to as a shell certificate of occupancy). Landlord will notify Tenant in writing (along with a copy of such certificate of substantial completion and such certificate of occupancy) within forty-eight (48) hours of when Landlord achieves substantial completion of the Landlord’s Work. The foregoing notwithstanding, it is understood and agreed that Tender of the Premises will occur prior to Landlord achieving substantial completion of Landlord’s Work.

E. TENANT’S WORK. Upon the Tender of the Premises by Landlord to Tenant, Tenant shall enter the Premises and Tenant will cause the Approved Contractor to perform Tenant’s Work diligently and complete such work in a timely and good and workmanlike manner and in accordance with Section F below. Tenant will also provide and install all other interior work, trade equipment, furniture, fixtures, and effects of every description necessary or appropriate for Tenant’s business and all such items to be provided and installed by Tenant shall be of a quality consistent with similar class buildings in the southwest office market of the City of Austin and in accordance with the plans and specifications approved by Landlord. Landlord or its agent shall have access to the Premises at all times for ongoing inspections of Tenant’s Work and Landlord’s contractor shall have access to the Premises at all times to coordinate Tenant’s Work with the completion of Landlord’s Work and to perform work necessary to achieve substantial completion of Landlord’s Work. Tenant will provide Landlord’s agent and Landlord’s contractor the opportunity to be involved in construction progress meetings with the Approved Contractor.

F. NO INTERFERENCE OF COMPLETION OF LANDLORD’S WORK OR OF BUSINESS OF PROJECT. At all times while Tenant is completing Tenant’s Work at the Premises and installing its trade equipment, furniture and fixtures, Tenant shall (i) ensure that the Approved Contractor will coordinate its performance of the Tenant’s Work with, and pursuant to the reasonable, good faith instructions of, Landlord’s contractor performing Landlord’s Work so that in no event does the performance of Tenant’s Work interfere with the performance of Landlord’s Work, and (ii) ensure that the Approved Contractor will perform Tenant’s Work in a manner that does not interfere with the conduct of business at the Project. Landlord’s contractor will coordinate its work on the Building with the Approved Contractor’s performance of Tenant’s Work provided that (i) Landlord’s contractor’s work in completing the Building will take precedence over Tenant’s Work but Landlord’s contractor will make reasonable efforts to avoid any unreasonable delay of Tenant’s Work, and (ii) Landlord’s contractor will have authority over final decisions of work coordination. Tenant shall comply with all reasonable written requests as Landlord might make for the purpose of avoiding such interference.

G. TENANT’S SIGNAGE. Landlord shall have the right to approve Tenant’s proposed signage as part of the Approved Plans, which approval shall not be unreasonably withheld, conditioned or delayed so long as it is compliance with the Lease and any applicable ordinances and restrictions. Tenant shall be granted building standard suite signage and a listing on the Building’s lobby directory. Additionally, Tenant shall be granted one non-exclusive listing in the topmost available space on the Building’s monument sign. Such monument listing shall be at Tenant’s sole cost and expense; subject to reimbursement out of the Allowance. No other tenant in the Building will have more prominent signage at the Building than Tenant unless such other tenant leases more space from Landlord (or any entity under common ownership or common control as Landlord) than Tenant in the Lantana Development of which the Project is a part.

Section 1.02

A. TENANT RESPONSIBLE FOR APPROVED CONTRACTOR AND CONSTRUCTION. With respect to any labor performed or materials furnished by Tenant at the Premises, the following shall apply: All such labor shall be performed and materials furnished at Tenant’s own cost, expense, and risk. Labor and materials used in the installation of Tenant’s furniture and fixtures, and in any other work on the Premises performed by Tenant, will be subject to Landlord’s prior written approval which shall not be unreasonably withheld, conditioned or delayed. With respect to any contract of any such labor or materials, Tenant shall act as a principal and not as the agent of Landlord. Tenant agrees to indemnify and hold Landlord harmless from all claims (including costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Tenant or Tenant’s agents, employees, contractors, subcontractors, laborers, materialmen, or invitees, or arising from any bodily injury or property damage occurring or alleged to have occurred incident to Tenant’s work at the Premises. Tenant shall have no authority to place any lien upon the Premises or any interest therein nor in any way to bind Landlord; and any attempt to do so shall be void and of no effect. Landlord expressly disclaims liability for the cost of labor performed or materials furnished by Tenant. If, because of any actual or alleged act or omission of Tenant, any lien, affidavit, charge, or order for the payment of money shall be filed against Landlord, the Premises, or any portion thereof or interest therein, whether or not such lien, affidavit, charge, or order is valid or enforceable, Tenant shall, at its own cost and expense, cause same to be discharged of record by payment, bonding, or otherwise, no later than thirty (30) days after notice to Tenant of the filing thereof, but in all events, prior to the foreclosure thereof. All of Tenant’s construction at the Premises shall be performed in a good and workmanlike manner satisfactory to Landlord’s agent in accordance with applicable building codes, regulations, and all other legal requirements.

Section 1.03

A. COMPLETION OF TENANT IMPROVEMENTS. Tenant agrees that its construction of Tenant’s Work will be completed in accordance with the Approved Plans and a certificate of occupancy to be issued by the City of Austin for the Premises within one hundred fifty (150) days after the Tender of the Premises to Tenant by Landlord (the “Completion Deadline”). The Completion Deadline will be extended for delays due to items of force mejuere so long as Tenant notifies Landlord in writing prior to the Completion Deadline of the items of force mejuere that are causing delays and Tenant is diligently prosecuting the completion of Tenant’s Work.

Prior to the installation of floor covering in the Premises as part of Tenant’s Work, Tenant will cause that portion of the concrete slab of the Building to be tested for moisture content to ensure that it does not exceed 5 pounds of moisture within an area of 1,000 square feet over a 24 hour period (referred to herein as “Moisture Content”). If the Moisture Content exceeds 5 pounds of moisture on the later of (i) the date that Tenant intends to install such floor coverings, or (ii) 60 days after the date of Tender of the Premises, then (a) Tenant will provide such test results together with backup documentation to Landlord, (b) Tenant will cause that portion of the slab to be treated with a two coat barrier/inhibitor to cause the Moisture Content to be reduced to acceptable levels (the “Barrier/Inhibitor Application”), and (c) upon completion of the Barrier/Inhibitor Application, Tenant will submit invoices reflecting all costs incurred by Tenant with regard to the Barrier/Inhibitor Application and within thirty (30) days of receipt of such documentation, Landlord will reimburse Tenant for  1/2 of all such costs incurred by Tenant up to a maximum amount of $23,000.

Section 1.04

A. PAYMENT OF ALLOWANCE. Provided that Tenant is not in material default hereunder, Landlord shall pay to Tenant as an “Allowance” the lesser of: (i) Tenant’s actual “Building Improvement Costs” (as hereinafter defined); or (ii) the sum equal to the product of the net rentable square feet of the Premises multiplied by $34.00 toward Building Improvement Costs with respect to the Premises. The Allowance will be payable in three (3) installments when Tenant’s Work is 25% complete, 50% complete and finally complete, respectively. When construction of Tenant’s Work is 25% and 50%

complete, respectively, and Tenant is making an application for an installment payment of the Allowance, Tenant must first furnish Landlord the following:

(1)	A copy of Tenant’s contract with the Approved Contractor performing Tenant’s Work together with all executed change orders and a current schedule of values;

(2)	Tenant’s affidavit, generally in the form as Schedule 1 hereto, that such construction has been completed to the specified percentage of completion to its satisfaction and in strict accordance with the Approved Plans, which affidavit shall also state the total Building Improvement Costs itemized in reasonable detail incurred to the specified percentage of completion;

(3)	General Contractor’s Affidavit and Lien Waiver with respect to the Premises and Building, generally in the form as Schedule 2 hereto, executed by the general contractor(s) performing such work stating that construction has been fully completed to the specified percentage of completion in accordance with the Approved Plans and that all subcontractors, laborers, and material suppliers engaged in or supplying materials for such work have been paid in full to the specified percentage of completion;

(4)	Subcontractors Lien Waiver with respect to the Premises and Building, generally in the form Schedule 3 hereto, executed by all subcontractors and materialmen who shall have furnished labor and/or materials for the work with a value in excess of $25,000.00;

(5)	Certificate of completion from Tenant’s architect, certifying that such construction work has been fully completed to the specified percentage of completion in accordance with the Approved Plans.

(6)	Delivery by Tenant to Landlord of all certificates of insurance and other items required under the Lease.

Once Tenant has achieved completion of 25% of Tenant’s Work and satisfaction of items 1 – 6 above, then Landlord will pay to Tenant an amount equal to the lesser of 25% of the Building Improvement Costs incurred in achieving 25% completion or 25% of the Allowance within 30 days of written application by Tenant for such payment. Likewise, once Tenant has achieved completion of 50% of the Tenant’s Work and satisfaction of items 1 – 6 above for such additional work, then Landlord will increase the payment of Allowance to Tenant in a total amount equal to the lesser of 50% of the Building Improvement Costs incurred in achieving 50% completion or 50% of the Allowance (taking credit for the payment of the first installment of the Allowance) within 30 days of written application by Tenant for such payment. Tenant acknowledges and agrees that prior to the 25% Allowance payment and/or the 50% Allowance payment, Landlord, or Landlord’s agent, may inspect the Premises and the Tenant’s Work to ensure that the applicable percentage of completion has been achieved in accordance with the Approved Plans.

Upon full completion of construction of Tenant’s Work and installation of Tenant’s fixtures and equipment in the Premises (and after all applicable governmental inspections and the receipt of a certificate of occupancy issued by the City of Austin), Tenant shall notify Landlord in writing to inspect such construction and installation. Upon such notice, Landlord’s agent on Landlord’s behalf shall inspect the Premises for completion in accordance with the Approved Plans and other requirements in the Lease to the satisfaction of Landlord’s agent and give written notice to the Tenant of Landlord’s acceptance of or rejection of Tenant’s construction and installation. Upon full and final completion of construction of the Tenant’s Work in accordance with the Approved Plans and installation of Tenant’s fixtures and equipment, and upon receipt of the written approval of completion of such construction and installation from the Landlord or Landlord’s agent, and provided Tenant is not in material default hereunder, Landlord shall pay to Tenant the lesser of (i) Tenant’s remaining actual Building Improvement Costs (after crediting prior amounts of the Allowance paid by Landlord), or (ii) the remaining Allowance (after crediting prior amounts of the Allowance paid by Landlord), toward Building Improvement Costs with respect to the Premises, provided that Tenant has furnished to Landlord the following:

(1) A certificate of occupancy (or other certificates) evidencing inspection and acceptance of all of Tenant’s Work by appropriate government authorities;

(2) A copy of Tenant’s contract with the Approved Contractor performing Tenant’s Work;

(3) A copy of the Approved Plans marked in red on a reproducible set of drawings to show as-built conditions;

(4) Tenant’s affidavit, in the form attached hereto as Schedule 1, that such construction has been completed to its satisfaction and in strict accordance with the Approved Plans, which affidavit shall also state the total Building Improvement Costs itemized in reasonable detail;

(5) General Contractor’s Affidavit and Lien Waiver with respect to the Premises and Project, in the form attached hereto as Schedule 2, executed by the general contractor(s) performing such work stating that construction has been fully completed in accordance with the Approved Plans and that all subcontractors, laborers, and material suppliers engaged in or supplying materials for such work have been paid in full;

(6) Subcontractors Lien Waiver with respect to the Premises and Project, in the form attached hereto as Schedule 3, executed by all subcontractors and materialmen who shall have furnished labor and/or materials for the work with a value in excess of $25,000.00;

(7) Certificate of substantial completion from Tenant’s architect certifying that such construction work has been fully completed in accordance with the Approved Plans; and

(8) Delivery by Tenant to Landlord of all certificates of insurance and other items required under the Lease, and payment by Tenant to Landlord of all rentals and other sums as shall have come due between the Commencement Date of the Lease and the date upon which Tenant makes application for payment of its Allowance.

B. BUILDING IMPROVEMENT COSTS. The phrase “Building Improvement Costs”, as used herein, means the total reasonable costs paid by Tenant to all contractors furnishing labor and material for erection and improvement of Tenant’s Work, as well as for soft costs associated with the preparation of Tenant’s plans and specifications or other aspects of Tenant’s Work; and costs to wire the Leased Premises for voice, data, audio visual and security services. The phrase “Building Improvement Costs”, as used herein, shall not include any sum paid or liability incurred by Tenant for: (i) any brokerage or finder’s fee or similar fee; (ii) except for allowed soft costs, any sum which is paid pursuant to a liability incurred prior to the date of the Lease; or (iii) any removable trade fixtures, equipment, or furniture.

C. RETAINAGE. Landlord may, if Landlord elects, withhold ten percent (10%) of the sum payable by Landlord to Tenant pursuant to Section 1.04.A. hereof for a period of thirty (30) days following the satisfaction of all requirements of Section 1.04.A. If Landlord itself shall have constructed for Tenant any improvements at the Premises beyond the improvements heretofore provided to be constructed by Landlord, Landlord may withhold from the sum payable by Landlord to Tenant pursuant to Section 1.04.A. hereof the amount owing to Landlord by Tenant for all such work. Landlord may likewise withhold from the sum payable by Landlord pursuant to Section 1.04.A. hereof any other amount then due from Tenant.

Section 1.05

A. INSURANCE REQUIREMENTS. In connection with any construction of improvements at the Premises by Tenant, Tenant shall take out and maintain (or cause the contractor under its construction contract(s) to take out and maintain) all risk public liability insurance in a minimum amount of $2,000,000.00 combined single limit. Said liability insurance shall name Landlord as an additional insured with Tenant (and shall contain a cross-liability endorsement) and shall be non-cancelable with respect to Landlord except upon thirty (30) days’ notice to Landlord (given in the same manner as provided in the Lease). Tenant shall also take out and maintain (or cause the contractor under its construction contract(s) to take out and maintain) all builder’s risk insurance to the full insurable value of improvements constructed and materials stored at the Premises. Said builder’s risk insurance shall name Landlord as an additional insured and shall be non-cancelable with respect to Landlord. Certificates of all such insurance shall be delivered by Tenant to Landlord within five (5) days following Tenant’s entering into any such construction contract(s) (but in all events prior to Tenant or Tenant’s general contractor commencing construction).

Section 1.06

A. FIXTURES. All improvements constructed by Tenant at the Premises (excepting only removable trade fixtures, furniture, and equipment installed by Tenant) shall, immediately upon such construction, become and remain the property of Landlord; and Tenant shall have no right, title, or interest (including lien interest) therein, except only as Tenant under the provisions of the Lease. The aforesaid improvements, if constructed by Tenant, are not intended as any nature of rent or compensation to Landlord.

Section 1.07

A. LANDLORD APPROVAL NOT A WARRANTY. Landlord assumes no responsibility with respect to any plans and specifications for construction work to be performed by Tenant, the selection of general contractors and subcontractors, and/or the performance of any construction work for which Tenant is responsible under the terms of this Leasehold Improvements Agreement. By accepting, consenting to, or approving any item, person, or matter which is delivered or presented to Landlord or which is required to be accepted, consented to, or approved by Landlord pursuant to this Lease, including, without limitation, the approval of any plans and specifications for leasehold improvements and/or the approval of any general contractors or subcontractors, Landlord shall not be deemed to have warranted or represented the sufficiency, effectiveness, or any other characteristics of the same, or of any term, provision, or condition thereof, and such acceptance, consent to, or approval thereof shall not be or constitute any warranty or representation of any kind or nature with respect thereto by Landlord. No inspection or approval is a substitute for any applicable governmental approval, review, inspection, permit, or certificate, all of which are Tenant’s responsibility.